SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TIME WARNER TELECOM INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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10475 Park Meadows Drive

Littleton, Colorado 80124

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Time Warner Telecom Inc.:

We will hold the Annual Meeting of Stockholders of Time Warner Telecom Inc. (the “Company”) at the Denver Marriott South, 10345 Park Meadows Drive, Littleton, Colorado 80124, on June 16, 2005, at 9:00 a.m. MDT.

The meeting’s purpose is to:

1.	Elect nine directors;

2.	Approve the Amended 2000 Employee Stock Plan;

3.	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2005; and

4.	Consider any other matters that properly come before the meeting and any adjournments.

Only stockholders of record of Class A and Class B common stock at the close of business on April 18, 2005 are entitled to receive notice of and to vote at the meeting. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes. A list of the stockholders entitled to vote will be available for examination at the meeting by any stockholder for any purpose relevant to the meeting. The list will also be available on the same basis for ten days prior to the meeting at our principal executive office, 10475 Park Meadows Drive, Littleton, Colorado 80124.

If you wish to vote shares held in your name in person at the meeting, please bring your proxy card or proof of identification to the meeting. If you hold your shares in street name (that is, through a broker or other nominee), you must request a proxy card from your broker in order to vote in person at the meeting. If you plan to attend in person, please advise us no later than June 6, 2005 by calling 303-566-1692 or by sending an email to ir@twtelecom.com. We may ask each stockholder to present valid picture identification, such as a driver’s license or passport. If you hold the Company’s stock in brokerage accounts, you must bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices, and other electronic devices will not be permitted at the meeting.

We have enclosed the Company’s 2004 annual report, the 2004 Form 10-K, and the proxy statement with this notice of annual meeting.

Please vote, sign, and mail the enclosed proxy card as soon as possible to assure you are represented at the meeting. We have enclosed a return envelope, which requires no postage if mailed in the United States, for that purpose. The Board of Directors is soliciting your proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Paul B. Jones
Senior Vice President—General Counsel and
Regulatory Policy and Secretary

April 29, 2005

PLEASE VOTE. YOUR VOTE IS IMPORTANT.

TIME WARNER TELECOM INC.

10475 Park Meadows Drive

Littleton, Colorado 80124

Annual Meeting of Stockholders

Proxy Statement

Annual Meeting	June 16, 2005
9:00 a.m., MDT

Location	Marriott Denver South
10345 Park Meadows Drive
Littleton, Colorado 80124

Record Date	Close of business on April 18, 2005. If you were a stockholder at that time, you may vote at the meeting. Each share of Class A common stock is entitled to one vote. Each share of Class B common stock is entitled to ten votes. You may not cumulate votes. On April 18, 2005, 50,146,635 shares of our Class A common stock and 65,936,658 shares of our Class B common stock, for a total of 116,083,293 shares of common stock, were outstanding. As of April 18, 2005, the holders of Class B common stock have approximately 93% of the voting power of the Company. As a result, holders of the Class B common stock have the ability to control all matters requiring stockholder approval, including the election of directors. The holders of the Class B common stock have indicated to us their intention to vote in favor of agenda items 1, 2 and 3 described below.

Agenda	1. Elect nine directors.

2. Approve the Amended 2000 Employee Stock Plan.

3. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2005.

4. Any other proper business.

Proxies	Unless you tell us on the proxy card to vote differently, we will vote signed returned proxies “for” the Board of Directors’ nominees and “for” agenda items 2 and 3. The proxy holders will use their discretion on other matters. If a nominee cannot or will not serve as a director, the Board of Directors or proxy holders will vote for a person whom they believe will carry on our present policies.

Proxies Solicited By	The Board of Directors.

First Mailing Date	We anticipate the first mailing of this proxy statement on or about April 29, 2005.

Revoking Your Proxy	You may revoke your proxy before it is voted at the meeting. To revoke your proxy, follow the procedures listed on page 31 under “Voting Procedures / Revoking Your Proxy.”

Solicitation Costs	We will pay the costs of soliciting proxies from stockholders.

PLEASE VOTE. YOUR VOTE IS IMPORTANT.

Proposal 1—Election of Directors

The Board of Directors currently has nine positions. Proxy holders will vote for the nine nominees listed below. All nominees are currently members of the Board of Directors and their terms will continue until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified. Each of the nominees has consented to serve on the Board of Directors until the next Annual Meeting of Stockholders or until his or her successor is duly elected and qualified. If any nominee is unable to serve as a director, the current Board of Directors may designate a substitute nominee and the proxy holders will vote all valid proxies for the election of the substitute nominee.

Our stock is listed on the Nasdaq National Market and we are subject to Nasdaq corporate governance rules. Those rules generally require the majority of the board of directors of listed issuers to be comprised of independent directors, unless more than 50% of the voting power of the issuer is held by an individual, a group or another company. Affiliates of Time Warner Inc. held 71% of our voting power as of March 31, 2005, and as a result we are not required to have independent directors comprise a majority of our board.

The following nominees, other than the independent director nominees, Howard Schrott, Theodore Schell, and Roscoe C. Young, II, have been nominated by affiliates of Time Warner Inc., Advance Telecom Holdings Corporation, and Newhouse Telecom Holdings Corporation, the Class B Stockholders of the Company with nominating rights. See “Certain Relationships and Related Transactions—Stockholders’ Agreement.” The nominees for independent directors, Messrs. Schrott, Schell, and Young, have been approved by all of the directors other than the CEO and the independent directors as required by our Restated Certificate of Incorporation. Pursuant to a Stockholders’ Agreement among the Class B Stockholders and the Company, each Class B Stockholder has agreed to vote its shares of Class B common stock in favor of the following nominees. Since the Class B Stockholders represent approximately 93% of the voting power of the Company, their vote in favor of the nominees will be sufficient to elect these nominees regardless of the vote of any other stockholders. The nine nominees who receive the greatest number of votes cast for the election of directors by holders of shares will become our directors. A vote withheld from a nominee in the election of directors will be excluded from the vote and will have no effect.

Board Nominees
Name and Age	Director Since	Principal Occupation and Other Information
Larissa L. Herda (46)	July 1998

Chairman of the Company since June 2001. President and Chief Executive Officer of the Company since June 1998.

Senior Vice President Sales of the Company from March 1997 to June 1998.

Employed by MFS Telecom, Inc., a competitive local exchange carrier, from 1989 to 1997, most recently as Southeast Regional Vice President and General Manager.

Olaf Olafsson (42)	January 2005

Executive Vice President of Time Warner Inc. since March 2003. Vice Chairman of Time Warner Digital Media from November 1999 to December 2001.

President of Advanta Corporation, a national financial services company, from March 1998 to November 1999.

Name and Age	Director Since	Principal Occupation and Other Information
Richard J. Davies (57)	October 1998

Senior Vice President, Corporate Development of Time Warner Cable since January 1999.

Senior Vice President of Time Warner Cable Ventures from June 1996 to December 1998.

Chief Financial Officer of the Company from March 1993 to June 1996.

Spencer B. Hays (60)	October 1999

Senior Vice President and Deputy General Counsel of Time Warner Inc. since January 11, 2001. Prior to that time, Vice President and Deputy General Counsel of Time Warner Inc., since its formation in 1990.

Prior to 1990 employed in various capacities by Time Warner Inc.’s predecessor, Warner Communications Inc., most recently as Senior Vice President and General Counsel.

Robert D. Marcus (40)	April 2003

Senior Vice President, Mergers and Acquisitions of Time Warner Inc. since June 2002.

Senior Vice President, Content Businesses of Time Warner Inc. from April 2001 to June 2002.

Executive Vice President, Business Development of Time Warner Digital Media from December 1999 to April 2001.

Vice President, Mergers and Acquisitions of Time Warner Inc. from January 1998 to December 1999.

George S. Sacerdote (59)	January 2005	President of Sacerdote and Co., Inc., a management consulting firm, since 1998.
Howard L. Schrott (50)	July 2004

Chief Financial Officer of Liberty Corporation, a television broadcaster, since January 2001.

Chief Financial Officer of Wink Communications, a provider of technology for interactive television, from May 1999 to December 2000.

Theodore H. Schell (60)	February 2001

Managing Director, Liberty Associated Partners, an investment company based in New York, NY, since March 2004.

General Partner, APAX Partners, Inc., an investment company, from July 2000 to July 2003.

Senior Vice President, Strategy and Corporate Development, Sprint Corporation from July 1989 to June 2001.

Director of RCN Corporation, a provider of bundled telephone, cable television and internet services, since 2004.

Name and Age	Director Since	Principal Occupation and Other Information
Roscoe C. Young, II (54)	May 1, 2005

Chief Executive Officer and Chief Operating Officer of KMC Telecom Holdings, a provider of telecommunications infrastructure and services, from June 2001 to present.[1]

President and Chief Operating Officer of KMC Telecom Holdings from June 2000 to June 2001.

Chief Operating Officer of KMC Telecom Holdings Inc. from June 1999 to June 2000.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THESE NOMINEES.

[1]	In February 2005, KMC Telecom Holdings announced the entry into agreements for the sale of all of its competitive local exchange carrier assets and expects to close those transactions on or about June 30, 2005.

Proposal 2—Approve the Amended 2000 Employee Stock Plan

We ask that you approve amendments to our 2000 Employee Stock Plan to, among other things, add restricted stock units and performance shares to the type of awards that can be issued under the Plan, eliminate the possibility of issuing stock appreciation rights in tandem with stock options and allow for performance contingent awards that are designed to be exempt from the limits on deductibility of executive compensation under Section 162(m) of the Internal Revenue code (“Code”). Our Board adopted the 2000 Employee Stock Plan on June 16, 2000, and the stockholders approved it on June 7, 2001 with 12,000,000 shares available for issuance upon exercise of options or as stock awards. In 2003 the stockholders approved an amendment to the plan to increase the number of shares that may be issued under the Plan by 12,500,000 shares to an aggregate of 24,500,000 shares. The Plan expires June 15, 2005. The proposed amendment would extend the term of the Plan to June 2010. The aggregate 24,500,000 shares authorized under the Plan at any time during the term of the Plan would be reduced by options, stock appreciation rights and stock awards already issued under the Plan, including those issued prior to the amendment effective date. Any options that terminate prior to exercise or stock awards that are forfeited because the vesting criteria is not met are available for re-grant up to the 24,500,000 maximum. We summarize the Plan, as amended, below. A copy of the amended Plan is attached as Appendix A.

As of March 31, 2005, 9,243,752 shares of common stock were available for issuance under the 2000 Employee Stock Plan. Options to purchase 14,266,703 shares were outstanding, 395,000 restricted shares of common stock have been issued, and 640,795 shares of common stock had been issued upon exercise of options granted under the Plan. To date, we have not issued any stock appreciation rights.

The following table sets forth the number of granted and unexercised options to purchase our common stock as of March 31, 2005 under both our 2000 Employee Stock Plan and our 1998 Stock Option Plan at various exercise prices. The third column shows cumulatively the number of granted and unexercised options for each exercise price band, including, on a cumulative basis, all granted and unexercised options at all lower priced bands.

Exercise price	Options granted and unexercised by band	Options granted and unexercised, cumulative, by band
up to $9.99	9,144,826	9,144,826
$10.00 - 19.99	5,376,784	14,521,610
$20.00 - 29.99	373,875	14,895,485
$30.00 - 39.99	1,863,690	16,759,175
$40.00 - 49.99	103,216	16,862,391
$50.00 - 59.99	552,250	17,414,641
$60.00 - 69.99	1,881,522	19,296,163
$70.00 - 79.99	152,404	19,448,567
$80.00 - 87.00	19,000	19,467,567

	19,467,567	19,467,567

Summary of the 2000 Employee Stock Plan, as Amended

General

We may make awards under the Plan, as amended, in the form of (a) options to purchase shares of Class A common stock (both incentive and nonqualified), (b) shares of common stock subject to certain restrictions set forth in the Plan and the applicable restricted stock agreement, (c) shares of common stock, (d) restricted stock units, (e) performance shares, and (f) stock appreciation rights or SARs (both cash-settled and stock-settled).

The purpose of the Plan is to further the growth and development of the Company by affording an opportunity for stock ownership or stock-based compensation through the grant of options, restricted stock, restricted stock units, performance shares, shares of common stock, or SARs to selected employees, directors, and consultants of the Company and our subsidiaries who are responsible for the conduct and management of our business or who are involved in endeavors significant to our success. The Plan was amended effective March 22, 2005, subject to approval by our stockholders within 12 months of the effective date.

The Plan is not subject to the provisions of the Employment Retirement Income Security Act of 1974.

Stock Subject to the Plan

Not more than 24,500,000 shares of common stock in the aggregate may be issued pursuant to awards granted under the Plan, subject to adjustment as provided in the Plan. Shares to be issued under awards may consist, in whole or in part, of authorized but unissued stock or treasury stock not reserved for any other purpose.

If an outstanding option under the Plan expires or for any other reason ceases to be exercisable, in whole or in part, the shares that were subject to the unexercised portion of the option and as to which the option had not been exercised continue to be available under the Plan. Any restricted stock forfeited pursuant to restrictions contained in the Plan or the restricted stock agreement will also be counted in determining the number of shares of common stock available to be awarded under the Plan.

In the event of any change in our common stock by reason of stock dividends, split-ups, corporate reorganizations, merger, consolidation, recapitalizations, combinations, exchange of shares, and the like, then the Board will appropriately adjust the aggregate number of shares available under the Plan and the number of shares subject to and exercise price of outstanding awards (if applicable).

Administration of the Plan

The Compensation Committee of the Board of Directors administers the Plan. The Committee may delegate its authority to the Chief Executive Officer of the Company, who may, in turn, delegate such authority to other officers of the Company. However, all awards of options, SARs, and stock awards to persons subject to Section 16 of the Securities Exchange Act of 1934 must be approved in advance of the grant by the Compensation Committee of the Board of Directors, and all awards of options and stock awards to our independent directors must be approved by the Board of Directors.

The Committee has the full and exclusive right to grant and determine terms and conditions of all options, stock awards and other awards granted under the Plan and the form of all option agreements and other award agreements and to prescribe, amend, and rescind rules and regulations for administration of the Plan.

The Committee’s determination as to any disputed question arising under the Plan, including questions of construction and interpretation, is final, binding, and conclusive upon all persons.

Eligibility

All full or part-time employees of the Company and its subsidiaries are eligible to receive awards under the Plan. As of March 31, 2005, we and our subsidiaries had 1,983 full or part-time employees. Under the terms of the Plan, the Committee has discretion to limit awards to employees in certain key positions or to employees who have achieved a particular performance rating, and may choose to do so in the future. External Directors are eligible to receive nonqualified stock options or stock awards as the Board of Directors may approve, but not incentive stock options. Consultants are eligible to receive nonqualified stock options, but not incentive stock options or stock awards. We have not awarded any options to eligible consultants.

Options

Written Agreement. Each option granted under the Plan must be evidenced by an option agreement setting forth the terms upon which the option is granted. Each option agreement must designate the type of options being granted (whether incentive stock options or nonqualified stock options), and must state the number of shares of common stock subject to the option. We may deliver option agreements by electronic means and neither the Company nor the participant is required to execute the agreement manually.

Option Price. The Committee will determine the option price per share of common stock under each option. The option price may not be less than 100% of the fair market value (determined as of the day the option is granted) of the shares subject to the option. “Fair market value” of our common stock under the Plan is the closing sale price on the Nasdaq National Market.

Term of Option. The duration of each option will be specified in the option agreement. The term of each option may not be more than 10 years from the date of grant.

Exercise of Option. An option will be exercisable, in whole or in part, by each participant by giving notice to the Secretary of the Company or a brokerage firm we select and payment of the option price. The Board may, at any time before complete termination of such option, accelerate the time or times at which such option may be exercised in whole or in part (without reducing the term of such option).

Restrictions on Transfer. Options may not be transferred other than by will or the laws of descent and distribution and are exercisable during the participant’s lifetime only by the participant (or his or her court appointed legal representative). With the approval of the Committee, however, the option agreements may provide that options are transferable to family members or trusts, partnerships, or similar entities for family members of the participant.

Restricted Stock

Written Agreement. Each award of restricted stock must be evidenced by a written restricted stock agreement setting forth the terms upon which the restricted stock award is granted, the number of shares of common stock to which that restricted stock award pertains, and the price, if any, to be paid by the participant for the restricted stock. The Committee will determine the restrictions or limitations upon the shares of restricted stock, including continued employment of the participant. Shares of restricted stock will vest upon satisfaction of such conditions or restrictions. The Committee will also determine the performance conditions or other conditions, if any, that must be satisfied before all or part of the applicable restrictions lapse.

Forfeiture of Restricted Stock. If the participant fails to satisfy any applicable restrictions or conditions set forth in the Plan or in the restricted stock agreement for any reason other than his or her death or total disability, any restricted stock affected by such conditions will be forfeited to the Company.

Rights as Stockholder. Each holder of restricted stock will have the right to vote the shares of restricted stock, to receive cash dividends and other distributions as the Board of Directors may, in its discretion, distribute on such restricted stock, and to exercise all other rights, powers, and privileges of a holder of common stock with respect to such restricted stock, except as set forth below. The holder is not entitled to receive a stock certificate representing shares of restricted stock until the restriction period has expired and all other vesting requirements have been fulfilled or waived.

Prohibition on Transfer. Restricted stock may not be transferred until all restrictions have lapsed, except by will or the laws of descent in the event of the holder’s death.

Stock Appreciation Rights

Types of SARs. The Committee may grant SARs that are settled in cash, called a C-SAR, or a SAR settled in stock, called an S-SAR. To date, we have not granted any SARs. SARs are exercisable in whole or in such installments at such times as the Committee determines. SARs have a term specified by the Committee, but not exceeding 10 years. The exercise price of a SAR may not be less than the fair market value of our common stock on the date of grant of the SAR. The Committee also determines the performance or other conditions, if any, that must be satisfied before all or part of a SAR may be exercised. SARs may not be transferred other than by will or the laws of descent and distribution and are exercisable during the participant’s lifetime only by the participant (or his or her court appointed legal representative).

C-SARs. Upon vesting in any portion of a C-SAR, the holder receives a cash payment in an amount equal to the total number of C-SARs that have vested, multiplied by the difference in fair market value of one share of Common Stock on the grant date of the C-SAR and the Fair Market Value on the vesting date, less any withholdings.

S-SARs. A holder is permitted to exercise a vested S-SAR at any time prior to the date the S-SAR expires. Upon exercise of any portion of an S-SAR, we will issue to the Holder the number of whole shares of Common Stock determined by dividing (i) the total number of S-SARs that are being exercised, multiplied by the difference in fair market value of one share of common stock on the grant date of the S-SAR and the fair market value on the vesting date by (ii) the fair market value on the vesting date of one share of common stock.

Restricted Stock Units

The Committee may grant Restricted Stock Units which entitle the holder to receive shares of our common stock on the vesting date provided in the Restricted Stock Unit Agreement that governs the award. At the time of grant, the Committee will determine the vesting dates and whether the award is contingent on continued service with us or the satisfaction of stated performance goals, all of which will be reflected in a Restricted Stock Unit Agreement governing the terms of each award.

Performance-Based Awards

Types of Performance Awards. The Committee may grant awards under the Plan that vest in whole or in part upon satisfaction of specified performance goals or may grant awards that require the issuance of Options, S-SARS, common stock, restricted stock or Restricted Stock Units upon the satisfaction of specified performance goals that must be stated in writing at the time of grant. Once a Performance Award is granted, the Committee may not increase the award, but has the power to decrease it.

Pre-established Performance Goals. The Committee may also issue Performance Awards that are intended to comply with Section 162(m) of the Code by inclusion of pre-established performance criteria as a condition to grant or vesting, but no such award may entitle the holder to more than 5,000,000 shares or units in any calendar year. Performance Awards to all holders may not exceed 10,000,000 shares and units in any calendar year. The performance criteria specified in the Plan, include, among other things, cash flow, revenue, earnings, return on equity and share price performance. The Committee has the sole authority to determine whether a holder has met the performance criteria specified in the holder’s award.

Amendment and Termination

Term. No awards of options or SARs and no stock awards may be made under the Plan after June 15, 2010. However, the Board may at any time terminate the Plan, or modify or amend the Plan in such respects as it deems advisable. Our stockholders must approve any amendment or modifications for which applicable tax or stock exchange rules require stockholder approval.

Modification. No termination, modification, or amendment of the Plan may, without the consent of the person to whom any award has been granted (or a permitted transferee), adversely affect the rights of such person with respect to such award. No modification in any award granted under the Plan may be made after the grant of such award, unless the modification is consistent with the provisions of the Plan. We will at all times maintain a current copy of the Plan on our intranet site, which will be updated to include amendments and will upon request of a participant provide a hard copy of the most current version. No notice to plan participants of Plan modifications is required. With the consent of the participant, and subject to the terms and conditions of the Plan, the Board may agree to cancel any outstanding option and subsequently replace that option with a new option for the same or a lesser number of shares with an option price not less than fair market value of our stock on the replacement date or with a grant of restricted stock or restricted stock units as long as the issuance of a new award under the circumstances does not constitute a deferral of compensation subject to Section 409A of the Code.

Reorganization and Sale of Assets. In the event of a (i) a merger of the Company with another corporation in which the Company is not the surviving corporation, (ii) a sale of all or substantially all of our assets, or (iii) the liquidation or reorganization of the Company, unless the event also constitutes a Board Change (as defined in the the following section) or is approved by our Board or stockholders, the Board must either make appropriate provision for the protection of any outstanding option or other award by substitution of appropriate stock of the Company or the reorganized corporation (without a change in the excess of the fair market value over the exercise price of the options), or provide notice to all participants in the Plan that all unexercised options and SARs must be exercised within a specified time period or those options and SARs will terminate.

Acceleration of Vesting. Unless the applicable award agreement provides otherwise, each outstanding option granted under the Plan will immediately become exercisable in full in respect of the aggregate number of shares of common stock subject to such options and each outstanding share of restricted stock, restricted stock unit or performance share will vest if our Board of Directors or stockholders approve (i) any consolidation or merger in which the Company does not survive or where shares of common stock would be converted into cash, securities, or other property; (ii) any sale, lease, or transfer of all or substantially all of our assets; or (iii) the adoption of any plan for liquidation or dissolution of the Company. A merger of the Company, in which our equity holders prior to the transaction have the same proportionate ownership of the surviving company, does not trigger acceleration of vesting. Outstanding options will also become fully exercisable and stock awards and restricted stock units will vest when a Board Change occurs. A Board Change occurs when the Class B stockholders cease to have the ability to elect a majority of the Board of Directors (other than independent directors and the Chief Executive Officer of the Company) and a person or group has become the beneficial owner of more than 35% of the total voting power of the Company and has a greater percentage of total voting power than the Class B stockholders.

Vote Required

Approval of the amendments to the 2000 Employee Stock Plan requires the affirmative vote of a majority of the votes cast at a meeting of stockholders by the holders of shares of Class A common stock of the Company and Class B common stock of the Company, voting together as a single class.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL

OF THE AMENDED 2000 EMPLOYEE STOCK PLAN.

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm

We ask that you approve the following resolution on the appointment of our independent registered public accounting firm (“independent auditors”):

RESOLVED, that the stockholders ratify the appointment of Ernst & Young LLP to audit the accounts of the Company and its subsidiaries for the fiscal year 2005.

Ernst & Young LLP has audited our accounts since the organization of our predecessor, Time Warner Telecom LLC, and prior to that time, audited our accounts as a division of Time Warner Entertainment Company, L.P. The Audit Committee of the Board of Directors appointed Ernst & Young LLP as our independent auditors for 2005. We expect that a representative of Ernst & Young LLP will attend the meeting, respond to appropriate questions, and be given an opportunity to speak.

The following is a description of the fees billed to us by Ernst & Young LLP during the years ended December 31, 2003 and 2004:

	Year Ended December 31,
	2003	2004
Audit fees	$221,500	456,369

Audit related fees	—	—

Tax fees	—	7,000

The Audit Committee has delegated to the Chair of the Audit Committee the authority to review and pre-approve audit-related and permissible non-audit services to be performed by our independent auditors and associated fees between Audit Committee meetings if the full committee is not available to provide such review and approval. The Chair promptly reports any decisions to pre-approve audit-related and non-audit services and fees to the full Audit Committee. All of the fees shown above for 2004 were approved in advance by the Audit Committee.

Vote Required

Ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for 2005 requires the affirmative vote of a majority of the votes cast at a meeting of stockholders by the holders of shares of Class A common stock of the Company and Class B common stock of the Company, voting together as a single class.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS THE COMPANY’S INDEPENDENT AUDITORS FOR 2005.

BOARD INFORMATION

Structure

Our directors are elected annually. Under the terms of the Stockholders’ Agreement among the Class B Stockholders, the Board of Directors may have up to nine directors. The Class B Stockholders are subsidiaries of Time Warner Inc., Advance Telecom Holdings Corporation, and Newhouse Telecom Holdings Corporation. At each Annual Meeting of Stockholders at which directors are elected, the Class B Stockholders will vote their shares in favor of the following nominees:

•	up to five nominees selected by the holders of Class B common stock;

•	the Chief Executive Officer of the Company; and

•	three nominees selected by the Nominating Committee who are neither employed by nor affiliated with the Company or any holder of Class B common stock.

See “Certain Relationships and Related Transactions—Stockholders’ Agreement.” The Nominating Committee nominated Howard L. Schrott for election as an independent director to fill the vacancy created by the resignation of Anthony Muller effective July 1, 2004, and to stand for election at the 2005 Annual Meeting as an independent director. Mr. Schrott, who became a member of the Board on July 1, 2004, was recommended by our Chief Executive Officer, the independent directors and the directors selected by the Class B Stockholders based on his qualifications and experience. The Nominating Committee nominated Roscoe C. Young, II for election as an independent director effective May 1, 2005 to fill the vacancy created by the resignation of Mary Agnes Wilderotter effective November 1, 2004 and to stand for election at the 2005 Annual Meeting as an independent director. Mr. Young was recommended by our Chief Executive Officer and was selected by the Nominating Committee based on his breadth of knowledge of the telecommunications industry and his other qualifications and experience. The holders of the Class A common stock do not have the right, as a class, under the Company’s Restated Certificate of Incorporation to nominate any individuals for election to the Board of Directors, and accordingly, our Nominating Committee does not have a formal policy with regard to consideration of candidates recommended for nomination by Class A Stockholders. However, the Nominating Committee will consider nominees recommended by stockholders if those nominations are submitted in writing to the Company’s secretary not less than 70 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting, as required by our bylaws.

Our directors have a critical role in guiding our strategic direction and oversee the management of the Company. We consider Board candidates based on various criteria including personal integrity and judgment, broad-based business and professional skills and experience, strategic vision, knowledge of our industry and commitment to enhancing stockholder value. In addition, directors should have sufficient time to devote to their responsibilities as a Board member.

Meetings

In 2004, the Board of Directors held ten meetings. Each director attended at least 75% of all Board and applicable committee meetings during 2004.

Our policy regarding attendance by members of the Board at our Annual Meeting of Stockholders is to encourage our directors to attend, subject to their availability for travel at that time. In 2004, all members of the Board at the time of the meeting attended the Annual Meeting.

Communication with Board of Directors

Security holders who wish to send a communication to the Board of Directors may send an e-mail to Boardofdirectors@twtelecom.com. If you wish to address your communication to a particular Board member, please so indicate in the text of your message.

Committees

The Audit Committee reviews our internal accounting and financial controls and the accounting principles and auditing practices and procedures to be employed in preparation and review of our financial statements. It also approves the engagement of our independent auditors and the scope of their audit, pre-approves any services to be performed by our independent auditors, and reviews compliance with our Code of Business Conduct. The Audit Committee operates under a written charter approved by our Board of Directors. The Audit Committee members communicate with each other through formal meetings, telephonically, and via email. They regularly meet in executive session, both with and without our independent auditors and our Director, Internal Audit. The committee held ten meetings in 2004. In addition, the Audit Committee reviewed all quarterly reports on Form 10-Q, quarterly earnings releases and the annual report on Form 10-K prior to issuance. The members in 2004 were the three independent directors, Mr. Schrott, Mr. Schell and Ms. Wilderotter. Ms. Wilderotter resigned from the Board effective November 1, 2004 and Roscoe C. Young, II will become a member of the Board and the committee as of May 1, 2005. The members of the Audit Committee are independent as defined under Rule 4200 (a) (15) of the National Association of Securities Dealers, Inc. Our Board determined that Mr. Schrott qualifies as an “audit committee financial expert” as defined by the SEC in Item 401 of Regulation S-K.

The Human Resources and Benefits Committee determines the salary, bonus, and other compensation for our senior management personnel and makes recommendations with respect to grants of options and other grants of our equity securities to senior management personnel and to our directors, subject to approval of such grants by the Compensation Committee. The Human Resources and Benefits Committee also establishes policies with respect to compensation of employees generally and any other matters that the Board of Directors may delegate to the committee and administers the 2004 Qualified Stock Purchase Plan. Its members in 2004 were Glenn Britt, Robert Miron, Messrs. Schrott and Schell, and Ms. Wilderotter. In 2005, Messrs. Olafsson and Sacerdote replaced Messrs. Britt and Miron and the committee was expanded to include all members of the Board other than the CEO. The Human Resources and Benefits Committee members communicate with each other from time to time in person and by telephone and e-mail and act on matters by way of a formal meeting or by unanimous written consent. The committee met three times in 2004.

The Compensation Committee approves option grants and stock awards to our senior officers and directors under our 1998 Stock Option Plan, the 2000 Employee Stock Plan, and future plans and addresses other matters that the Board may delegate to it. The committee also makes other determinations regarding compensation matters that any tax, stock exchange, or federal securities law or regulation requires to be made by a committee composed entirely of independent or non-employee directors. The members in 2004 were the independent directors, Messrs. Schell and Schrott, and Ms. Wilderotter. The Compensation Committee met three times in 2004.

The Nominating Committee in 2004 consisted of Messrs. Britt and Miron and Ms. Herda. Messrs. Hays and Sacerdote replaced Messrs. Britt and Miron in 2005. The Nominating Committee nominates the independent directors, whose nomination must then be approved by a committee of all of the directors other than the CEO and the independent directors. The committee met once in 2004. The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating Committee was created pursuant to and its responsibilities are set forth in the Stockholders’ Agreement among the Class B Stockholders (see “Certain Relationships and Related Transactions—Stockholders’ Agreement”). As a result, the Nominating Committee does not have a separate charter. Because our nominating process is governed by the Stockholders’ Agreement that has been in effect since 1998, we are not required by Nasdaq rules to have an independent nominating committee or to have a majority of our independent directors nominate candidates for our Board. Under the terms of the Stockholders’ Agreement, our Nominating Committee is not required to be independent.

The Finance Committee was created in April 2000. Although the Board did not delegate specific authority to the Committee, its purpose is to advise the Board and work with our Chief Financial Officer on financing matters. The members in 2004 were Mr. Schell, Mr. Davies, and our Chief Financial Officer, as an ex-officio member. The committee met three times in 2004.

Compensation

We do not compensate directors who are our employees or employees of any Class B Stockholder or their affiliates for services as directors. During 2004, we provided cash compensation to the independent directors consisting of a $30,000 annual retainer payable in quarterly installments, a per meeting fee of $1,500 if attended in person, $500 for participation by phone, reimbursement of reasonable expenses for each Board of Directors’ meeting they attend, and $10,000 annually for the Audit Committee Chairman and $5,000 annually for each other committee of the Board of Directors that they chair. In addition, Directors receive $1,000 for participation in a committee meeting in person and $500 by telephone if the meeting did not coincide with a Board meeting. The independent directors also receive an initial grant of options to purchase 50,000 shares which vest over three years, and quarterly grants of options to purchase 2,500 shares of Class A common stock at the beginning of each subsequent quarter which vest immediately.

Mr. Sacerdote serves as a director of the Company and was designated as a nominee by the Advance/Newhouse stockholder group (See “Certain Relationships and Related Transactions—Stockholders’ Agreement.”) He serves in such position pursuant to an agreement with Advance Communication Corp. that provides for Mr. Sacerdote to receive cash compensation from Advance/Newhouse that is generally equivalent to the cash compensation that we pay our independent directors. Advance/Newhouse has also granted Mr. Sacerdote certain options to purchase shares of our common stock that are owned by Advance/Newhouse as compensation for his service. Advance/Newhouse holds shares of Class B common stock that would be converted to shares of Class A common stock if Mr. Sacerdote exercises the options.

Audit Committee Report

Any general statement that incorporates this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 shall not be deemed to incorporate by reference this Audit Committee Report and related disclosure. Except to the extent we specifically incorporate such Report and related disclosure by reference, this information shall not otherwise be deemed to have been filed under such Acts.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors and selects and oversees the Company’s independent auditors. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements of the Company for the year ended December 31, 2004 with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their opinion on the effectiveness and management’s assessment of internal controls over financial reporting, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the committee under auditing standards generally accepted in the United States, including the matters required to be discussed by Statement of Auditing Standards No. 61. In addition, the committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

The committee discussed with the Company’s independent auditors the overall scope and plans for their audits. The committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The committee also met with the Company’s senior financial and accounting personnel and the Company’s auditors prior to the filing of the Company’s 2004 Annual Report on Form 10-K to review the application and disclosure of the Company’s critical accounting policies.

In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended 2004 for filing with the Securities and Exchange Commission. The committee has reviewed the performance of Ernst & Young LLP as the Company’s independent auditors for 2004, including a review and evaluation of the lead partner of the audit team and has approved, subject to stockholder approval, the appointment of Ernst & Young LLP as the Company’s independent auditors for 2005.

Members of the Audit Committee,

Howard Schrott, Chairman

Theodore H. Schell

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Compensation

The following table summarizes the compensation we paid during the last three years to the President and Chief Executive Officer, to each of the four other most highly compensated executive officers as of the end of 2004 and to an executive officer who resigned prior to the end of 2004, based on salary and bonus.

				Long-Term Compensation Awards
	Annual Compensation			Restricted Stock Awards		Time Warner Telecom Class A Common Stock Underlying Options Awarded (3)
Name & Principal Position	Year	Salary	Bonus				All Other Compensation (4)
Larissa L. Herda, Chairman, President, and Chief Executive Officer	2004 2003 2002	$515,000 500,000 500,000	$525,000 475,000 475,000	$443,800 — —	(1)	— 280,000 1,000,000	$10,250 10,000 10,000

John T. Blount, Executive Vice President, Field Operations (5)	2004 2003 2002	288,400 280,000 280,000	215,000 202,125 200,000	126,800 — —	(1)	— 80,000 400,000	10,250 10,000 10,000

Catherine A. Hemmer, Executive Vice President, Corporate Operations and Engineering	2004 2003 2002	275,600 265,000 183,461	205,670 196,266 135,014	126,800 — 127,500	(1) (2)	— 80,000 475,000	10,250 10,000 10,000

Paul B. Jones, Senior Vice President, General Counsel and Regulatory Policy (6)	2004 2003 2002	285,600 280,000 280,000	210,450 202,125 132,000	76,080 — —	(1)	— 48,000 350,000	10,250 10,000 10,000

Mark D. Hernandez, Senior Vice President and Chief Information Officer	2004 2003 2002	231,750 225,000 225,000	170,770 162,422 161,000	76,080 — —	(1)	— 48,000 300,000	10,250 10,000 10,000

David J. Rayner, Senior Vice President and Chief Financial Officer (6), (7)	2004 2003 2002	303,488 280,000 280,000	205,485 207,375 220,000	126,800 — —	(1)	— 80,000 400,000	10,250 10,000 10,000

(1)	This restricted stock award is contingent both on the achievement of certain corporate goals for fiscal year 2004 and continued employment of the grantee. If the goals are achieved in whole or in part, our Board determines the number of shares of the total grant that will be subject to annual vesting in each of the years 2005-2008 provided that the grantee remains employed by us at the vesting dates. The restricted shares vest 25% upon Board approval in 2005 and annually thereafter until 2008. In January 2005, the Board determined that 75% of the contingent restricted stock awards would vest over four years at the rate of 25% per year. For purposes of this table, the valuation of the restricted stock awards for 2004 is based on the $12.68 closing price of our Class A common stock as of the January 20, 2004, grant date and assumes 100% of the original shares for potential award. As of December 31, 2004, none of the shares had vested and the value based on the closing price of $4.36 on December 31, 2004, also assuming 100% potential grant, was as follows: Ms. Herda’s 35,000 restricted shares were valued at $152,600; Mr. Blount’s and Ms. Hemmer’s 10,000 restricted shares were valued at $43,600 each; Messrs. Jones’ and Hernandez’s 6,000 restricted shares were valued at $26,160 each; and Mr. Rayner’s 10,000 shares were valued at $43,600.
(2)	The valuation of restricted stock awards for Ms. Hemmer in 2002 is based on the $5.10 closing price of our Class A common stock as of the April 15, 2002 grant date. On April 15, 2004, 50% of Ms. Hemmer’s restricted stock awarded in 2002 vested and was released. The valuation of the 12,500 shares Ms. Hemmer received, based on the $6.11 closing stock price on the vesting date, was $76,375. As of December 31, 2004, the remaining 12,500 unvested shares based on the December 31, 2004, closing price of $4.36 were valued at $54,500. These shares will continue to vest as follows: 25% in April 2005 and 25% in April 2006.

(3)	Options awarded under our 1998 Stock Option Plan and 2000 Employee Stock Plan.
(4)	Includes contributions made by us to our defined contribution 401(k) plan on behalf of the named executive.
(5)	As a result of his previous employment with U S West, Inc., the predecessor of MediaOne, Inc., Mr. Blount and certain other former employees of U S West, Inc. participated in a pension plan under the administration of MediaOne Group, Inc. Mr. Blount’s and other Company employees’ participation in that plan was terminated in 2000 following the merger of AT&T and MediaOne Group, Inc. Mr. Blount’s benefits under that plan upon his retirement are based on service to U S West, Inc. or us.
(6)	We do not currently have our own pension plan. However, Messrs. Jones and Rayner will, upon retirement, be entitled to receive benefits under the Time Warner Cable Pension Plan based on service to us or Time Warner Cable on or prior to December 31, 1998.
(7)	Mr. Rayner resigned from the Company effective December 3, 2004. Mr. Rayner’s 2004 salary includes a payout for unused paid time off of $37,152.

Employment Agreements with Named Executive Officers

Ms. Herda’s agreement has a five year term commencing November 1, 2004. The terms of her agreement are similar to those of the other named executive officers, as described below, except that during each of the five years of the term she is entitled to payments equal to 167% of the premium we would have to pay to obtain, from a carrier chosen by us, term life insurance coverage on Ms. Herda’s life in specified amounts, which Ms. Herda is not obligated to use to purchase life insurance. In addition, she may terminate her employment with the Company upon 30 days notice for “good cause” consisting of

•	a change of more than 50 miles in the location of the office or our principal executive offices;

•	a material reduction in her responsibilities (excluding our appointment of a non-executive Chairman of the Board); or

•	our material breach of the agreement.

We may, with the approval of a majority vote of the Board of Directors, terminate Ms. Herda’s employment without cause. In case of a termination by Ms. Herda for “good cause” or our termination of her employment without cause she may elect either:

•	to receive a lump-sum payment of the present value of the base salary and annual bonus otherwise payable during the remaining term of the employment agreement, but not less than the sum of the salary and bonus pro-rated for a 24-month period; or

•	to remain an employee for up to 24 months and, without performing any services, receive the base salary and annual bonus otherwise payable, plus a lump sum payment at the end of the 24-month period of the discounted present value of the base salary and target bonus that would have been payable for the balance of the agreement term or 24 months, whichever is greater.

Ms. Herda is also entitled to certain supplemental disability coverage in addition to our standard group disability plan.

We have entered into employment agreements with the other executive officers shown in the compensation table. Mr. Rayner’s employment agreement terminated in connection with his resignation on December 3, 2004. The remaining agreements have the following terms:

•	Mr. Blount’s agreement has a 49-month term beginning December 1, 2002;

•	Mr. Jones’ agreement has a three year term beginning April 20, 2005;

•	Ms. Hemmer’s agreement has a three year term beginning April 19, 2004; and

•	Mr. Hernandez’s contract has a four year term beginning November 1, 2003.

The minimum annual salaries for these executives for the year 2004 under these agreements are their actual salaries for 2004.

The agreements include a narrow definition of the term “cause.” If the agreement is terminated for cause, the executive will only receive earned and unpaid base salary accrued through such date of termination. These agreements provide that if we materially breach or terminate the executive’s employment during the term without cause, the executive may elect either:

•	to receive a lump-sum payment of the present value of the base salary and annual bonus otherwise payable during the remaining term of the employment agreement, but not less than the sum of the salary and bonus pro-rated for an 18-month period; or

•	to remain an employee for up to 18 months and, without performing any services, receive the base salary and annual bonus otherwise payable, plus a lump sum payment at the end of the 18-month period of the discounted present value of the base salary and target bonus that would have been payable for the balance of the agreement term, if any.

The executives have the same two options if a change of control occurs and that change results in:

•	a change of more than 50 miles in the location of the executive’s office or our principal executive offices;

•	a material reduction in the executive’s responsibilities; or

•	our material breach of the agreement.

The agreements define change of control to mean that:

•	the Class B Stockholders cease to have the ability as a group to elect a majority of our Board of Directors;

•	another person or group has become the beneficial owner of more than 35% of the total voting power of our voting interests; or

•	the percentage voting interest of that person or group is greater than that held by the Class B Stockholders.

Executives are not generally required to mitigate damages after such a termination, except as necessary to prevent us from losing any tax deductions that we otherwise would have been entitled to for any payments deemed to be “contingent on a change” under the Internal Revenue Code.

If an executive becomes disabled during the term of his or her employment agreement, the executive typically will receive his or her salary for the first 26 weeks of the disability. Thereafter, we may elect to terminate the executive’s employment and pay 75% of the executive’s then current salary and his or her applicable target annual bonus amount pro-rated for an 18-month period. These payments would be reduced by amounts received from worker’s compensation, social security, and disability insurance policies maintained by us.

If an executive dies during the term of an employment agreement, generally the executive’s beneficiaries will receive the executive’s earned and unpaid salary for up to 30 days after the date of death and a pro rata portion of the executive’s target bonus for the year of death.

Stock Options Awarded by the Company During 2004

We did not issue stock options to the executive officers named in the “Summary of Compensation” table in 2004. We issued options to purchase a total of 2,442,168 shares to other employees in 2004.

Option Exercises and Values in 2004

Three of the named executive officers listed under the heading “Summary of Compensation” exercised options in 2004. The table below shows the number of options exercised and value realized on exercise of the options and the number and value of in-the-money options held by the named executive officers as of December 31, 2004.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized on Exercise	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End
			Exercisable	Unexercisable	Exercisable	Unexercisable
Larissa L. Herda	—	$—	2,180,000	820,000	$1,185,000	$1,185,000
John T. Blount	17,500	165,565	681,500	290,000	396,975	474,000
Catherine A. Hemmer	9,250	84,472	251,500	285,000	400,530	444,375
Paul B. Jones	12,500	113,166	518,000	233,500	349,575	414,750
Mark D. Hernandez	—	—	299,351	218,824	237,000	355,500
David J. Rayner	—	—	700,000	—	474,000	—

The value of unexercised in-the-money options is equal to the difference of the per share market price of our Class A common Stock at December 31, 2004, which was $4.36, less the per share exercise price, multiplied by the number of unexercised options.

Aggregated Options to Purchase Common Stock of Time Warner Inc. and

Fiscal Year-End Option Values

Two of the named executive officers hold options to purchase Time Warner Inc. common stock that were issued by Time Warner Inc. prior to our initial public offering. The following table lists each officer’s information with respect to the status of the Time Warner Inc. options on December 31, 2004, including the total number of shares of Time Warner Inc. common stock underlying exercisable and nonexercisable stock options held on December 31, 2004, and the aggregate dollar value of in-the-money exercisable and nonexercisable stock options on December 31, 2004. None of the named executive officers has been awarded stock appreciation rights alone or in tandem with options. In addition, none of the named executive officers exercised options to purchase common stock of Time Warner Inc. during 2004.

	Number of Shares Underlying Unexercised Options on December 31, 2004		Dollar Value of Unexercised In-the-Money Options on December 31, 2004*
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Larissa L. Herda	26,400	—	$73,950	$—
David J. Rayner	8,598	—	$4,925	$—

*	Based on a closing price of $19.45 per share of Time Warner Inc. common stock on December 31, 2004.

Option Terms

The option exercise price of all options held by the named executive officers is the fair market value of the stock on the date of grant. All of the options held by the named executive officers become immediately exercisable in full upon the occurrence of certain events, including the death or total disability of the option holder and certain change-of-control transactions. The Time Warner Inc. options held by the named executive officers generally remain exercisable for three years after their employment with us is terminated without cause, for one year after death or total disability, for five years after retirement and for three months after termination for any other reason, except that such stock options awarded before 1996 are exercisable for three months after a termination without cause and after retirement, and those awarded after July 1997 are exercisable for three years after death or disability. All Time Warner Inc. options terminate immediately if the holder’s employment is terminated for cause. The terms of the options shown in the table are ten years.

Human Resources and Benefits and Compensation Committees’ Report on Executive Compensation

Any general statement that incorporates this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 shall not be deemed to incorporate by reference this Report on Executive Compensation and related disclosure. Except to the extent we specifically incorporate such Report and related disclosure by reference, this information shall not otherwise be deemed to have been filed under such Acts.

This report of the Human Resources and Benefits Committee and the Compensation Committee of the Board of Directors covers the following topics:

•	Roles of the Human Resources and Benefits and Compensation Committees;

•	Executive Compensation Philosophy;

•	Components of the Compensation Program;

•	Compensation of the Chief Executive Officer; and

•	Section 162(m) considerations.

Roles of the Committees. The Human Resources and Benefits Committee is currently comprised of all members of the Board of Directors who are not current or former employees of the Company. During 2004, its members were Messrs. Britt, Miron, Schrott, and Schell and Ms. Wilderotter, who resigned from the board effective November 1, 2004. This committee sets the overall compensation principles of the Company and reviews the entire compensation program. The committee also reviews and establishes the individual compensation levels for the members of the senior management team, including the Chief Executive Officer.

The Compensation Committee is currently comprised of the three independent directors, Messrs. Schell and Schrott and effective May 1, 2005, Mr. Young. During 2004, its members were the three independent directors, Mr. Schell, Mr. Schrott, and Ms. Wilderotter, who resigned from the board effective November 1, 2004. Because he will not become a member of the Compensation Committee until May 2005, Mr. Young did not participate in 2004 compensation decisions or this report. This committee approves all option and stock grants to senior officers and directors and makes any determinations relating to compensation that any tax, securities, or stock exchange rule or law requires be made by a committee composed entirely of independent or non-employee directors.

Compensation Philosophy. The goal of the Company’s compensation program is to attract, motivate, and retain the highly talented individuals necessary to achieve the Company’s business strategy. The program is intended to reward those executives for building long-term stockholder value. The following principles have guided the decisions of the committees:

•	The Company should provide competitive annual cash compensation including short- and long-term incentives and benefits to attract, retain, and motivate high caliber executives. The committees’ intent is to target total direct compensation (base salary plus bonus plus the value of stock options and restricted stock) at the 75th percentile for the Company’s peer group.

•	The interests of executives should be aligned with those of the stockholders through a strong emphasis on equity-based compensation.

•	Executives should have strong incentives to focus on and achieve the Company’s objectives, the principal ones being to increase revenue, EBITDA and attain levered free cash flow, move the Company toward profitability and build long-term stockholder value.

The committees consider the advice of independent outside consultants who provide the committees with market data in determining whether the amounts and types of compensation the Company pays its officers are appropriate. The committees believe that the total compensation opportunity available to senior executives should consist of base salary, short-term incentives, and long-term incentives in the form of equity-based compensation, each of which we review for market competitiveness. With the assistance of an outside consultant, we conducted a comprehensive assessment of the competitiveness of our senior executive compensation program, based primarily on benchmarking the total compensation opportunities of our executives against a peer group of companies in the telecommunications industry. In addition to benchmarking market data, we believe total pay opportunities should also reflect each position’s internal value to the Company, taking into account functional responsibilities, complexity, and the organizational impact of the position and individual performance.

Base Salary. We target base salary to the median of the market for most positions. For 2004, we reviewed the base salaries of our senior executives against market data and we determined that modest increases were required to keep base salaries of our senior executive officers at our target levels. In doing so, we adjusted base salaries of all senior executives 3%, on average, thereby keeping pace with expected increases by our peer companies and in recognition of the 2003 performance of the executive team members.

Short-Term Incentives. We designed the annual incentive plan component of incentive compensation to align officer pay (i) with the annual performance of the Company and (ii) with the individual’s performance of his or her job. A portion of the annual bonus was based on a detailed quantitative assessment of the Company’s performance against financial targets and corporate objectives that the Board of Directors set for the Company at the beginning of 2004. The balance of the bonus opportunity was tied to individual performance as determined by the committees after the close of the fiscal year. That evaluation was based on a qualitative assessment of each individual’s leadership and of the results achieved by each individual against goals established for each officer at the beginning of the year, which support the overall Company objectives. The relative contributions to the total bonus opportunity of Company and individual performance for 2004 was 75% for Company performance and 25% for individual performance.

Long-Term Equity Incentives. Based on the market data we reviewed, we established target values to be delivered in the form of long term equity incentives to the executives, consistent with our goal of providing long-term incentive compensation to senior executives at the 75th percentile of our peer group. We then reviewed multiple methodologies for valuing options, recognizing that the vagaries of option valuation and uncertainties surrounding market values result in unpredictability of the actual values that will result from the grants. We also considered that the retention value of previously granted options is diminished because the exercise prices of a large number of options are well above current market prices of the common stock. Reflecting our consideration of changing trends in equity-based compensation, we awarded fewer stock options at the end of 2003 than in past years and shortened the exercise period to seven years. In order to remain at our target level of long-term compensation, in lieu of additional options we awarded restricted stock to the senior executives in January 2004 that must be earned through the achievement of certain Company performance targets. In determining the size of these awards, we were cognizant of the fact that shares as opposed to options have immediate value when vested.

Compensation of the Chief Executive Officer. In 2004, we renegotiated Ms. Herda’s employment contract, extending the contract for a period of five years and setting compensation and benefits levels based upon a process that was driven considerably by a review of compensation of chief executive officers of similarly situated companies, primarily within the telecommunications industry. In 2004, we determined the compensation of the Chief Executive Officer in the same manner as the other senior officers, primarily by reviewing that compensation against survey information, and on that basis we increased her base salary to $515,000 for 2004. Ms. Herda’s 2004 bonus of approximately 102% of her annual salary (against a target of 100%) was based on Company performance during 2004 against certain revenue, EBITDA, free cash flow and operational objectives that the Board of Directors established for the Company as well as a leadership component.

Section 162(m) Considerations. Section 162(m) of the Internal Revenue Code limits the Company’s income tax deduction for certain executive officers’ compensation unless the requirements of the section are met. The Company expects that the amount of compensation paid to the executives named in the compensation table that will not qualify for tax deductibility in 2004 will be immaterial. However, this result may change in the future.

While we intend to maximize the deductibility of executive compensation where practicable, the Company may pay compensation that is not fully deductible if the committees believe it is in the Company’s best interest to do so. As a result of the Company’s current tax situation and current compensation levels, we do not believe that the loss of any deductibility of executive compensation will be material to the Company’s results. Implementation of a cash bonus plan that complies with Section 162(m) would limit our flexibility without sufficient benefit to the Company to outweigh the burdens. Therefore, at this time, we have decided not to adopt a qualifying incentive bonus plan applicable to cash bonuses. We intend to review the advisability of adopting such a plan in the future if the Company’s tax position or compensation levels change significantly. However, in connection with our amendment of the 2000 Employee Stock Plan, as described in this proxy statement, we have included provisions that would enable the Compensation Committee to authorize the issuance of qualified performance-based stock awards to executives that would comply with Section 162(m). We may consider issuing equity awards of that type in the future rather than stock compensation that is subject to limitations on deductibility such as restricted stock.

Human Resources and Benefits Committee:

Richard J. Davies

Spencer B. Hays

Robert D. Marcus

Olaf Olafsson

George S. Sacerdote

Howard L. Schrott

Theodore H. Schell

Compensation Committee:

Theodore H. Schell (Chairperson)

Howard L. Schrott

Performance Graph

The following graph compares total stockholder return on our Class A common stock since December 31, 1999, with the Nasdaq Composite Index (U.S. and foreign companies) and the Nasdaq Telecommunications Index. The graph assumes that $100 was invested in our stock at the closing price of $49.94 on December 31, 1999, and that the same amount was invested in the Nasdaq Composite Index and the Nasdaq Telecommunications Index. Our closing stock price on December 31, 2004, the last trading day of our 2004 fiscal year, was $4.36.

Comparison of Cumulative Total Return on Investment

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed by our directors, executive officers, and beneficial holders of 10% or more of our shares, and upon representations from those persons, all Securities and Exchange Commission stock ownership reports required to be filed by those reporting persons during 2004 were made timely except that Mark Peters’ Form 3 was filed late due to our administrative error.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER

EQUITY COMPENSATION PLANS

The following table gives information about our common stock that may be issued upon the exercise of options, warrants, and rights under all of our existing equity compensation plans as of December 31, 2004, including the Time Warner Telecom 1998 Stock Option Plan, the Time Warner Telecom 2000 Employee Stock Plan, and the Time Warner Telecom 2000 Qualified Stock Purchase Plan.

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Plan Category
Equity compensation plans approved by security holders	19,128,069		$18.77	11,248,395
Equity compensation plans not approved by security holders	90,000	(1)	$12.00	—

Total	19,218,069		$18.74	11,248,395

(1)	Refers to the unexercised portion of a grant of options to purchase 100,000 shares of common stock to Michael Rouleau in October 1999 outside our 1998 Stock Option Plan in connection with his employment as our Senior Vice President, Marketing, that was approved by our Compensation Committee.

Time Warner Telecom 1998 Stock Option Plan

The Time Warner Telecom 1998 Stock Option Plan (the “1998 Plan”) provides for the granting of non-qualified stock options to officers and eligible employees under terms and conditions to be set by our Board of Directors. Generally, the outstanding options vest over periods of up to four years and expire ten years from the date of issuance. As of December 31, 2004, approximately 5.6 million shares were reserved for issuance upon exercise of outstanding options and approximately 1.2 million shares were available for grant under the 1998 Plan. Our stockholders have approved the 1998 Plan. If the stockholders approve Proposal 2 to extend the term of and amend our 2000 Employee Stock Plan, we do not intend to continue to issue options under the 1998 Plan.

Time Warner Telecom 2000 Employee Stock Plan

The Time Warner Telecom 2000 Employee Stock Plan (the “2000 Plan”) provides for stock options, stock awards, and stock appreciation rights to be issued to directors, officers, and eligible employees under terms and conditions to be set by our Board of Directors. Generally, the outstanding options issued to employees and officers vest over periods of up to four years and expire ten years from the date of issuance, except for certain options granted to executives in 2003 and 2005 that expire seven years from the date of issuance. In June 2003, the stockholders approved 12.5 million options to be added to the 2000 Plan. As of December 31, 2004, approximately 13.6 million shares were reserved for issuance upon exercise of outstanding options and approximately 10.0 million shares were available for grant under the 2000 Plan. Our stockholders have approved the 2000 Plan. If the stockholders approve Proposal 2 at the 2005 Annual Meeting, the plan will be extended until 2010 and will be amended in certain respects as described under “Proposal 2—Approve the Amended 2000 Employee Stock Plan.”

Time Warner Telecom 2000 Qualified Stock Purchase Plan

Effective January 1, 2000, we adopted the Time Warner Telecom 2000 Qualified Stock Purchase Plan (the “2000 Stock Purchase Plan”). Employees who met certain eligibility requirements could elect to designate up to 15% of their eligible compensation, up to an annual limit of $25,000, to purchase shares of the Company’s Class A common stock at a 15% discount to fair market value. Stock purchases occured semi-annually, with the price per share equaling the lower of 85% of the market price at the beginning or end of the offering period. We were authorized to issue a total of 750,000 shares of Class A common stock to participants in the 2000 Stock Purchase Plan. As of December 31, 2004, 707,725 shares had been issued and the remaining 42,275 authorized but unissued shares expired on September 30, 2004. Our stockholders approved the 2000 Stock Purchase Plan.

Time Warner Telecom 2004 Qualified Stock Purchase Plan

Effective October 1, 2004, we adopted the Time Warner Telecom 2004 Qualified Stock Purchase Plan (the “2004 Stock Purchase Plan”). Employees who meet certain eligibility requirements may elect to designate up to 15% of their eligible compensation, up to an annual limit of $25,000, to purchase shares of Class A common stock at a 15% discount to fair market value. Stock purchases occur semi-annually, with the price per share equaling the lower of 85% of the market price at the beginning or end of the offering period. Purchase offerings are conducted each April 1 and October 1, beginning October 1, 2004. We are authorized to issue a total of 600,000 shares of Class A common stock to participants in the 2004 Stock Purchase Plan. As of December 31, 2004, no shares had been issued. This plan expires on September 30, 2007. Our stockholders approved the 2004 Stock Purchase Plan.

TIME WARNER TELECOM SHARE OWNERSHIP

The following table lists the ownership of our shares by our directors, the executive officers named in the compensation table, all directors and executive officers as a group, and persons known to us as beneficial owners of more than 5% of our Class A or Class B common stock as of March 31, 2005, except as noted in the footnotes to the table. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted. Information in the table is as of the latest reports by those entities that we received. Ownership includes direct and indirect (beneficial) ownership, as defined by Securities and Exchange Commission rules. This table assumes a base of 50,142,568 shares of Class A common stock and 65,936,658 shares of Class B common stock outstanding as of March 31, 2005, before any consideration is given to outstanding options, warrants, or convertible securities. Each executive officer’s address is c/o the Company, 10475 Park Meadows Drive, Littleton, Colorado 80124.

	Class A Common Stock (1)(2)		Class B Common Stock (1)(2)(3)		Total Common Stock
Name of Beneficial Owner	No. of Shares	Percent of Class	No. of Shares	Percent of Class	No. of Shares	Percent of Equity	% of Voting Power
Five Percent Stockholders:
Time Warner Inc. (4)	—	—	50,363,739	76.4%	50,363,739	43.4%	71.0%
Newhouse Telecom Holdings Corp. (5)	—	—	9,536,856	14.5%	9,536,856	8.2%	13.4%
Advance Telecom Holdings Corp. (5)	—	—	6,036,063	9.1%	6,036,063	5.2%	8.5%
Fidelity Management & Research Co. (6)	7,460,122	14.9%	—	—	7,460,122	6.4%	1.1%
Federated Investors, Inc. (7)	4,028,300	8.0%	—	—	4,028,300	3.5%	0.6%
Directors and Executive Officers:
Larissa L. Herda	2,620,779	5.2%	—	—	2,620,779	2.3%	*
Richard J. Davies	—	—	—	—	—	—	—
Spencer B. Hays	2,000	*	—	—	2,000	*	*
Robert D. Marcus	—	—	—	—	—	—	—
Olaf Olafsson	—	—	—	—	—	—	—
George Sacerdote	5,000	*	—	—	5,000	*	*
Theodore H. Schell	80,458	*	—	—	80,458	*	*
Howard L. Schrott	7,500	*	—	—	7,500	*	*
Roscoe C. Young, II	—	—	—	—	—	—	—
John T. Blount	794,000	1.6%	—	—	794,000	*	*
Catherine A. Hemmer	353,875	*	—	—	353,875	*	*
Paul B. Jones	601,541	1.2%	—	—	601,541	*	*
Mark D. Hernandez	371,425	*	—	—	371,425	*	*
David J. Rayner (8)	23,328	*	—	—	23,328	*	*
All directors and executive officers as a group (19 persons)	5,950,412	11.9%	—	—	5,950,412	5.1%	*

*	Represents less than one percent.

(1)	We have two classes of outstanding common stock, Class A common stock and Class B common stock. Beneficial ownership of common stock has been determined in accordance with the rules of the Securities and Exchange Commission, which is based upon having or sharing the power to vote or dispose of shares and includes: (i) shares of Class A common stock issuable upon exercise of options exercisable within 60 days of March 31, 2005, as follows: Ms. Herda—2,395,000 shares; Mr. Blount—756,500 shares; Ms. Hemmer—320,875 shares; Mr. Jones—579,000 shares; Mr. Hernandez—359,425 shares; Mr. Rayner—zero shares; and all directors and executive officers as a group—5,507,394 shares and (ii) shares of restricted stock as follows: Ms. Herda—108,750 shares; Mr. Blount—37,500 shares; Ms. Hemmer—32,500 shares; Mr. Jones—14,500 shares; Mr. Hernandez—12,000 shares; Mr. Rayner—22,500 shares; and all directors and executive officers as a group—260,750 shares, a portion of which remain unvested.

(2)	Excludes an equal amount of Class A common stock into which Class B common stock is convertible. The Class B common stock held by Time Warner subsidiaries (see Note 4), Newhouse Telecom Holdings Corporation, and Advance Telecom Holdings Corporation, represented on a converted basis, 43.4%, 8.2%, and 5.2%, respectively, of the Class A common stock.
(3)	Solely as a result of the agreement of the Class B Stockholders to vote in favor of the others’ director nominees under the Stockholders’ Agreement, the Class B Stockholders may be deemed to share beneficial ownership of the shares beneficially owned by each of them. See “Certain Relationships and Related Transactions—Stockholders’ Agreement.”
(4)	Owned by Time Warner Companies, Inc., American Television and Communications Corporation, Warner Communications Inc., and TW/TAE, Inc., each a direct or indirect wholly owned subsidiary of Time Warner Inc. The business address of Time Warner Inc. is One Time Warner Center, New York, New York 10019.
(5)	The business address of Advance Telecom Holdings Corporation and Newhouse Telecom Holdings Corporation is 6005 Fair Lakes Road, East Syracuse, New York 13057.
(6)	Based on Schedule 13G/A dated February 14, 2005, the business address of Fidelity Management & Research Company is 82 Devonshire Street, Boston, MA 02109.
(7)	Based on Schedule 13F dated February 14, 2005, the business address of Federated Investors, Inc. is 5800 Corporate Drive, Pittsburgh, PA 15222.
(8)	Mr. Rayner resigned from the Company effective December 3, 2004.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2004, the members of our Compensation Committee were independent directors Theodore Schell, Howard Schrott and Mary Agnes Wilderotter. Our Human Resources and Benefits Committee makes recommendations with respect to matters involving executive compensation. Its members in 2004 were Messrs. Britt, Miron, Schrott, Schell and Ms. Wilderotter. Mr. Britt is an officer of an affiliate of Time Warner Inc., and was a member of the Human Resources and Benefits Committee in 2004. Mr. Olafsson, who succeeded Mr. Britt on the Human Resources and Benefits Committee, is also an officer of Time Warner Inc. Mr. Miron, who served on the Human Resources and Benefits Committee until December 31, 2004, is an officer of an affiliate of the Advance/Newhouse stockholder group. Certain relationships and transactions between the Company and Time Warner Inc. and Advance/Newhouse are described below under “Certain Relationships and Related Transactions.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders’ Agreement

Our Class B Stockholders entered into a Stockholders’ Agreement when Time Warner Telecom was reconstituted as a corporation from a limited liability company in May 1999. The Stockholders’ Agreement was amended on July 19, 2000. AT&T, a former Class B Stockholder, converted its Class B shares into Class A shares during 2001 and subsequently sold or transferred all of its Class A shares. Subsidiaries of Time Warner Inc. and the Advance/Newhouse stockholder group presently hold all of our Class B common stock. There is no assurance that the Class B Stockholders will not further change the Stockholders’ Agreement or terminate it, or cause us to waive any provision of such agreement.

Under the Stockholders’ Agreement, the Time Warner Inc. stockholder group has the right to designate four nominees for the Board of Directors at each annual meeting of stockholders at which directors are elected. The Advance/Newhouse stockholder group has the right to designate one board member. The Class B Stockholders’ ability to designate any nominees depends on the identity of the particular stockholder and the percentage of shares of common stock owned by it. Currently, each Class B Stockholder must own at least 6.68% of the common stock to appoint one director. Time Warner Inc. is entitled to nominate four directors so long as it owns at least 13.34% of the common stock. If Time Warner Inc. owns less than 13.34% of the common stock, the number of directors it may nominate decreases proportionally with its ownership of the common stock until it owns less than 6.68%. The Advance/Newhouse stockholder group is entitled to nominate one director as long as it owns at least 6.68% of the common stock. None of the Class B Stockholders has the right to designate nominees if they own less than 6.68% of the common stock. These percentages will continue to adjust from time to time if we issue additional shares of common stock or take actions such as stock splits or recapitalizations so as to maintain the same relative rights.

In 2004 Mr. Miron was the director nominated by the Advance/Newhouse stockholder group and is an executive officer of Advance/Newhouse Communications. No indebtedness or any transactions between us and Advance/Newhouse or its affiliates exceeded 5% of either our or Advance/Newhouse’s gross consolidated revenues for 2004, and we do not expect there to be any such indebtedness or transactions in 2005. Advance/Newhouse nominated Mr. Sacerdote as its nominee to fill the vacancy left by Mr. Miron’s resignation on December 31, 2004. Further detail on our transactions with affiliates of Time Warner Inc. and Advance/Newhouse is provided under “Certain Operating Agreements.”

The Stockholders’ Agreement requires the Class B Stockholders to vote their shares in favor of:

•	the nominees selected by the holders of Class B common stock as previously described;

•	the Chief Executive Officer of the Company; and

•	three nominees who are not affiliated with us or any holder of Class B common stock and are approved by the directors other than the CEO and the independent directors.

The Stockholders’ Agreement prohibits the Class B Stockholders from any transfer of Class B common stock, unless expressly permitted by the agreement. In addition, the Stockholders’ Agreement prohibits any of the Class B Stockholders from entering into voting agreements relating to the Class B common stock with any third party.

If a Class B Stockholder wants to sell all of its Class B common stock pursuant to a bona fide offer from an unaffiliated third party, that stockholder must give notice (the “Refusal Notice”) to all Class B Stockholders. The Refusal Notice must contain the identity of the offeror and an offer to sell the stock to the other Class B Stockholders upon the same terms and subject to the same conditions as the offer from the third party. The non-selling holders of Class B common stock will have the right to purchase pro rata all, but not less than all, of the Class B common stock. If the non-selling holders fail to exercise their right to purchase all of the shares, the selling Class B Stockholder is free, for a period of 90 days, to sell the shares of Class B common stock (as shares of Class B common stock) to the third party offeror on terms and conditions no less favorable to the selling Class B Stockholder than those contained in the Refusal Notice. A Class B Stockholder may transfer all of its right to nominate Class B nominees for election to the Board of Directors if it sells all of its shares of Class B common stock. If Time Warner Inc. wants to sell all of its Class B common stock and its Class A common stock that represent more than one-third of the outstanding shares of common stock, the other holders of Class B common stock will have certain “tag-along” rights. These rights provide them the right to sell their shares of Class A common stock and Class B common stock on a pro rata basis along with, and on the same terms and conditions as, Time Warner Inc. In that sale, Time Warner Inc. (and any other stockholder transferring all of its shares of Class B common stock) will have the right to transfer its right to nominate Class B nominees for election to the Board of Directors.

Except for transfers to affiliates and the other transfers described above, all shares of Class B common stock must be converted to Class A common stock immediately prior to any direct transfer or certain indirect transfers of Class B common stock. In addition, except for transfers described in the paragraph above, a stockholder will not have the right to transfer its right to nominate Class B nominees. A Class B Stockholder that spins off to its stockholders a company holding its shares of Class B common stock (as well as other assets), is not required to convert its shares into Class A common stock and its right to nominate Class B nominees to the Board of Directors will not terminate.

The Class B Stockholders have demand registration rights for shares of Class A common stock (including shares of Class A common stock resulting from the conversion of shares of Class B common stock) if they wish to register Class A common stock constituting at least 1% of the total outstanding Class A common stock. Once we have registered shares of Class A common stock as a result of a demand registration, we are not required to register shares again, pursuant to a Class B Stockholder demand, until 180 days after the first registration statement is effective. In addition, each Class B Stockholder may require us to include their shares in certain other registered offerings under the Securities Act of 1933, subject to certain conditions. Each Class B Stockholder must pay all underwriting discounts, commissions, and transfer taxes attributable to the sale of its shares. We must pay all expenses related to the filing and effectiveness of a registration statement, the legal fees of one counsel representing the Class B Stockholders, and the auditors’ fees and expenses.

Certain Operating Agreements

Capacity License Agreements. We currently license fiber capacity from Time Warner Cable and Bright House Networks, LLC (a subsidiary of the Time Warner Entertainment-Advance/Newhouse Partnership between affiliates of our Class B Stockholders that is managed by Advance/Newhouse), in 23 of our 44 markets. Each of our local operations in those markets is party to a Capacity License Agreement with the local cable television operation of Time Warner Cable or Bright House Networks, LLC (collectively the “Cable Operations”) providing us with an exclusive right to use the capacity of specified fiber cable owned by the Cable Operations. The Capacity License Agreements expire in 2028. The Capacity License Agreements for networks that existed as of July 1998 have been fully paid and do not require additional license fees. However, we must pay certain maintenance fees and fees for splicing and similar services. We may request that the Cable Operations construct and provide additional fiber cable capacity to meet our needs. The Cable Operations are not obligated to provide such fiber capacity and we are not obligated to take fiber capacity from them. As we expand our operations to markets not served by Cable Operations, we will be required to obtain fiber capacity from other sources. If the Cable Operations provide additional capacity, we pay an allocable share of the cost of construction of the fiber upon which capacity is to be provided, plus a permitting fee. If we obtain our own rights-of-way or franchises in the service areas covered by the Capacity License Agreements and have excess fiber capacity, the Capacity License Agreements provide for us to negotiate a license of capacity to the Cable Operations in good faith.

We are permitted to use the capacity for telecommunications services and any other lawful purpose, but not for (i) engaging in the business of providing, offering, packaging, marketing, promoting, or branding (alone or jointly with, or as an agent for other parties) any residential services, or (ii) producing or otherwise providing entertainment, information, or other content services, without the consent of the licensor. If we violate the limitations on our business activities contained in the Capacity License Agreements, the Cable Operations may terminate the Capacity License Agreements. Although we do not believe that the restrictions in the Capacity License Agreements will materially affect our business and operations in the immediate future, we cannot predict the effect of such restrictions in the rapidly changing telecommunications industry.

The Capacity License Agreements do not restrict us from licensing fiber capacity from parties other than the Cable Operations. Although the Cable Operations have agreed to negotiate renewal or alternative provisions in good faith upon expiration of the Capacity License Agreements, we cannot assure that the parties will agree on the terms of any renewal or alternative provisions or that the terms of any renewal or alternative provisions will be favorable to us. If the Capacity License Agreements are not renewed in 2028, we will have no further interest in the fiber capacity covered by those agreements and may need to build, lease, or otherwise obtain transmission capacity to replace the capacity previously licensed under the agreements. The terms of such arrangements may be materially less favorable to us than the terms of the Capacity License Agreements. The Cable Operations have the right to terminate a Capacity License Agreement in whole or in part at any time upon 180 days notice in the event of, among other things, certain governmental proceedings or third party challenges to the Cable Operations’ franchises or the agreements. The Capacity License Agreements include substantial limitations on liability for service interruptions.

Facility Lease Agreements. We lease or sublease physical space located at the Cable Operations’ facilities for various purposes under Facility Lease Agreements. If certain events occur we will be required, at our own expense, to segregate and partition our space in a reasonable, secure manner. Those events are:

•	At least a majority of any Cable Operations’ system is not owned by one or more of the Class B Stockholders;

•	Time Warner Inc. beneficially owning less than 30% of our common stock;

•	Time Warner Inc. having the right to nominate fewer than three nominees to our Board of Directors; or

•	A Class B Stockholder transferring its Class B common stock, together with its rights to designate nominees to the Board of Directors under the Stockholders’ Agreement.

The lease rates for properties Cable Operations own and lease to us are based upon comparable rents in the local market, taking into account other factors such as the term of the lease, type of space, square footage, location, and leasehold improvements funded. Generally, the leases have 15-year terms, with two five-year options to renew. For properties Cable Operations sublease to us, we pay a pro rata portion of the rent and fees payable under the primary lease. The duration of each of our subleases matches the duration of the Cable Operation’s primary lease. In 2004, we paid Time Warner Cable $2.0 million, and paid Bright House Networks $223,000 for rentals under the Facility Lease Agreements.

Residential Support. We provide certain support services or service elements, on an unbundled basis, to Time Warner Cable for its residential telephony business. In addition, we provide limited back office support, including usage data. Time Warner Cable paid us approximately $157,063 for these services in 2004.

Time Warner Inc. License Agreement. Our use of the “Time Warner” name is subject to a license agreement with Time Warner Inc. We are also required to discontinue use of the “Time Warner” name upon:

•	Expiration of the current term on June 13, 2006 unless Time Warner Inc. agrees to renew the agreement;

•	Time Warner Inc. beneficially owning fewer than 30% of our common stock;

•	Time Warner Inc, having the right to nominate less than three nominees to our Board of Directors; or

•	The transfer by a Class B Stockholder of its Class B common stock together with its rights to designate nominees to the Board of Directors under the Stockholders’ Agreement.

If we no longer have the right to use the “Time Warner” name, we would be required to change our name to one such as “TW Telecom Inc.” or another name that does not include “Time Warner”.

Other Transactions. Affiliates of Time Warner Inc. and Bright House Networks, LLC purchase dedicated transport, switched, and data and Internet services from us. Total revenue from Time Warner Inc.’s affiliates was $19 million in 2004 and $33.2 million in 2003 and from Bright House Networks, LLC was $900,000 in 2004 and $227,000 in 2003. In 2004, Time Warner Inc. and its affiliates accounted for 2.9% of our total revenue.

We believe that the terms and conditions, taken as a whole, of the transactions described under the headings “Capacity License Agreements,” “Facility Lease Agreements,” “Services Agreement,” “Residential Support,” “Time Warner Inc. License Agreement,” and “Other Transactions” were no less favorable to us than we could have obtained from unaffiliated parties.

The Class B Stockholders hold all of our Class B common stock and have the collective ability to control all matters requiring stockholder approval, including the election of directors. Affiliates of all of the Class B Stockholders are in the cable television business and may provide the same services or similar services to those we provide. There is no restriction on the Class B Stockholders’ ability to compete with us. Affiliates of Time Warner Inc. and Advance/Newhouse offer Internet access and data services for business customers that compete with our services and Time Warner Cable has competed with us to gain business customers for transport services in some of our markets. The Class B Stockholders may, now or in the future, provide these or other services in competition with our services. Our directors who are also directors, officers, or employees of the Class B Stockholders may encounter conflicts of interest in certain business opportunities available to us, and certain transactions involving us. The Class B Stockholders have not adopted any special voting procedures to deal with conflicts of interest, and we cannot assure that any conflict will be resolved in our favor.

VOTING PROCEDURES / REVOKING YOUR PROXY

You can vote your shares by mail or in person at the meeting.

To vote by mail, complete and sign your proxy card—or your broker’s voting instruction card if your shares are held by your broker—and return it in the enclosed business reply envelope.

A quorum is present if at least a majority in total voting power of the Company’s outstanding capital stock as of the record date are present in person or by proxy. Those who fail to return a proxy card or attend the meeting will not count towards determining any required majority or quorum. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes will have no effect on the election of directors. Abstentions as to all other matters to come before the meeting will be counted as votes against those matters. Broker non-votes as to those other matters will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of those matters.

The enclosed proxies will be voted in accordance with the instructions you place on the proxy card. Unless otherwise stated, all shares represented by your returned, signed proxy will be voted as noted on the first page of this proxy statement.

Proxies will be revoked if you:

•	Deliver a signed, written revocation letter, dated later than your proxy, to Paul B. Jones, Secretary, at 10475 Park Meadows Drive, Littleton, Colorado 80124;

•	Deliver a signed proxy, dated later than the first one, to Wells Fargo Shareowner Services. Deliver in person to 161 N. Concord Exchange, S. St. Paul, Minnesota 55075 or by mail to P.O. Box 64854, St. Paul, Minnesota 55164-0854;

•	Attend the meeting and vote in person or by proxy. Attending the meeting alone will not revoke your proxy.

Proxy Solicitation

We will reimburse banks, brokers, custodians, nominees, and fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares.

Submission of Stockholder Proposals

If you wish to present a proposal for inclusion in the proxy statement and form of proxy for consideration at our 2006 annual meeting, you must submit your proposals to our corporate secretary at our principal executive office no later than December 27, 2005. Under our bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote whose notice to the Company (containing certain information specified in our bylaws) has been received at least 70 but not more than 120 days prior to the anniversary date of the preceding year’s annual meeting. Accordingly, for a matter that a stockholder wishes to propose for consideration at our 2006 annual meeting to be properly considered at the meeting, we must receive notice of the matter, in the form and including the content specified in our by-laws, no earlier than February 16, 2006 and no later than April 7, 2006, unless we hold the meeting more than 30 days earlier or 60 days later than June 16, 2006. If we hold the 2006 annual meeting more than 30 days earlier or 60 days later than June 16, 2006, the notice must be received no earlier than 120 days prior to the annual meeting date and not later than the later of 70 days prior to the annual meeting date or the tenth day following the date the first public announcement of the meeting date is made. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement.

Other Business

The Board of Directors knows of no other matters for consideration at the meeting. If any other business should properly arise, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

Annual Report to Stockholders and Form 10-K

Our Annual Report to Stockholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (which is not part of our proxy soliciting materials) are being mailed to our stockholders with this Proxy Statement. If you share an address with another stockholder, you may only receive one set of proxy materials, including the Annual Report, Form 10-K and proxy statement, unless you have provided contrary instructions. If you wish to receive a separate copy of these materials, you may write to us at the address shown below or call us at (303) 566-1692. A copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available at www.twtelecom.com (Investor Relations) or will be provided without charge to stockholders who write to our Investor Relations Department at: Carole J. Curtin, Director—Investor Relations, Time Warner Telecom Inc., 10475 Park Meadows Drive, Littleton, CO 80124.

BY ORDER OF THE BOARD OF DIRECTORS

Paul B. Jones
Senior Vice President—General Counsel and
Regulatory Policy and Secretary

PLEASE VOTE. YOUR VOTE IS IMPORTANT.

Appendix A

TIME WARNER TELECOM INC.

2000

EMPLOYEE STOCK PLAN

As Amended Effective March 22, 2005

SECTION 1: PURPOSE

The general purpose of the Time Warner Telecom Inc. 2000 Employee Stock Plan (the “Plan”) is to further the growth and development of Time Warner Telecom Inc. (the “Company”) by affording an opportunity for stock ownership through the grant of Options, Restricted Stock, shares of Common Stock, Stock Appreciation Rights, Restricted Stock Units, and Performance Awards to selected employees, directors and consultants of the Company and its subsidiaries who are responsible for the conduct and management of its business or who are involved in endeavors significant to its success.

SECTION 2: DEFINITIONS

Unless otherwise indicated, the following words when used herein have the following meanings:

2.1 “Affiliate” means, with respect to any person or entity, a person or entity that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity.

2.2 “Approved Transaction” means any transaction in which the Board of Directors (or, if approval of the Board of Directors is not required as a matter of law, the stockholders of the Company) approves (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving company or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the equity holders of the Company immediately prior to the merger have the same proportionate ownership of the equity value of the surviving company immediately after the merger, (ii) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (iii) the adoption of any plan or proposal for the liquidation or dissolution of the Company.

2.3 “Award” shall mean the grant of any Options, SARs, Stock Awards, or Restricted Stock Units.

2.4 “Board of Directors” means the Board of Directors of the Company.

2.5 “Board Change” means such time as the Designated Class B Stockholders as a group cease to have the ability to elect a majority of the Board of Directors (other than the chief executive officer of the Company and External Directors; provided that External Directors shall be included in calculating whether the foregoing majority requirement is satisfied if the Directors nominated by the Designated Class B Stockholders do not constitute a majority of the committee that selects the Board’s nominees for External Directors) and a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Designated Class B Stockholders) has become the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the voting interests of the Company on a fully diluted basis and such ownership represents a greater percentage of the total voting power of the voting interests of the Company, on a fully diluted basis, than is held by the Designated Class B Stockholders as a group on such date.

1

2.6 “Cause” means, in the absence of an employment agreement a termination on account of (a) insubordination, (b) dishonesty, (c) moral turpitude, (d) refusal to perform duties and responsibilities for any reason other than illness or incapacity, (e) repeated acts of substance abuse that are materially injurious to the Company, (f) material violation of a Company policy or (g) fraud, misappropriation, embezzlement, operation of a Company vehicle when intoxicated or other behavior that in the opinion of counsel to the Company (which opinion will be conclusive) constitutes a misdemeanor or felony under applicable law, regardless of whether actually prosecuted for or convicted of an offense; provided, however, that if such termination occurs within 12 months after an Approved Transaction or Board Change, termination for cause in the absence of an employment agreement means only a felony conviction.

2.7 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.8 “Committee” means the Compensation Committee of the Board of Directors. The Committee shall at all times consist solely of two or more outside directors (within the meaning of Code § 162(m)(4)(C)(i)).

2.9 “Common Stock” means the Company’s Class A common stock (par value $.01 per share) and any share or shares of the Company’s capital stock hereafter issued or issuable in substitution for such shares.

2.10 “C-SAR” means a SAR that is to be settled in cash as provided in Section 10.1.

2.11 “Designated Class B Stockholders” means Time Warner Inc. and Advance/Newhouse Partnership and their respective Affiliates.

2.12 “Director” means a member of the Board of Directors.

2.13 “External Director” means a Director who is not an employee of the Company or an employee of a Designated Class B Stockholder.

2.14 “Fair Market Value” of a share at a specified date means, unless otherwise expressly provided in this Plan, the closing sale price of a share on that date or, if no sale of shares occurred on that date, on the next preceding day on which a sale of shares occurred, on the Composite Tape for New York Stock Exchange listed shares or, if shares are not quoted on the Composite Tape for New York Stock Exchange listed shares, on the Nasdaq National Market or any similar system then in use or, if shares are not included in the Nasdaq National Market or any similar system then in use, the mean between the closing “bid” and the closing “asked” quotation of a share on the date immediately preceding the date as of which such Fair Market Value is being determined, or, if no closing bid or asked quotation is made on that date, on the next preceding day on which a quotation is made, on the Nasdaq SmallCap Market or any similar system then in use, provided that if the shares in question are not quoted on any such system, Fair Market Value will be what the Committee determines in good faith to be 100% of the Fair Market Value of a share as of the date in question.

2.15 “Holder” means any employee, Director or consultant who is granted an Award or Performance Award under the Plan. “Holder” also means the court-appointed legal representative of a Holder and any other person who acquires the right to an Award or Performance Award by bequest or inheritance.

2.16 “Incentive Stock Option” means any Option granted to an eligible employee (including an employee who is also a Director) under the Plan, which the Company intends at the time the option is granted to be an Incentive Stock Option within the meaning of Section 422 of the Code.

2.17 “Nonqualified Stock Option” means any option granted to an eligible employee, Director or consultant under the Plan which is not an Incentive Stock Option.

2.18 “Option” means and refers collectively to Incentive Stock Options and Nonqualified Stock Options.

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2.19 “Option Agreement” means the agreement specified in Section 7.2.

2.20 “Parent” means a parent corporation of the Company as defined in Section 424(e) of the Code.

2.21 “Performance Award” means a pre-established, performance-based grant under the Plan pursuant to Section 14.

2.22 “Performance Award Agreement” means the agreement specified in Section 14.3.

2.23 “Restricted Stock” means shares of Common Stock awarded to an eligible employee (including an employee who is also a Director) which are subject to the restrictions set forth in Section 9 of the Plan and the Restricted Stock Agreement. “Restricted Stock” shall also include any shares of the Company’s capital stock issued as the result of a dividend on or split of Restricted Stock. Upon termination of the restrictions, such Common Stock or other capital stock shall no longer be Restricted Stock.

2.24 “Restricted Stock Agreement” means the agreement specified in Section 9.2.

2.25 “Restricted Stock Award” means the grant of shares of Restricted Stock under this Plan.

2.26 “Restricted Stock Unit” means a measurement component equal to the Fair Market Value of one share of Common Stock subject to the vesting criteria set forth in the Restricted Stock Unit Agreement under which the Restricted Stock Unit was granted.

2.27 “Restricted Stock Unit Agreement” means an agreement that sets forth the terms and conditions of a grant of a Restricted Stock Unit as specified in Section 11.2.

2.28 “Restriction Period” is the period set forth in the Restricted Stock Agreement beginning on the date of grant of the Restricted Stock Award and ending on the vesting of the Restricted Stock.

2.29 “SAR” means a stock appreciation right subject to the terms of Section 10.

2.30 “SAR Award Agreement” means the agreement specified in Section 10.1.

2.31 “Section 16 Individual” means a participant who is subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 with respect to the Company.

2.32 “S-SAR” means a SAR to be settled in shares of Common Stock as provided in Section 10.1.

2.33 “Stock Award” means the grant of shares of Common Stock or Restricted Stock under this Plan.

2.34 “Subsidiary” means a subsidiary corporation of the Company as defined in Section 424(f) of the Code.

2.35 “Total Disability” means a permanent and total disability as defined in Section 22(e)(3) of the Code.

SECTION 3: EFFECTIVE DATE

The original effective date of the Plan was June 16, 2000. The effective date of the Plan as amended is March 22, 2005; provided, however, that the adoption of the amended Plan by the Board of Directors is subject to approval and ratification by the stockholders of the Company within 12 months of the amended effective date and no Options granted under the terms of the amended and restated Plan may be exercised until such ratification has occurred. Awards and Performance Awards granted under the Plan prior to approval of the Plan by the stockholders of the Company are subject to approval of the Plan by the stockholders of the Company.

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SECTION 4: ADMINISTRATION

4.1. Administrative Committee. The Plan shall be administered by the Committee. The Board of Directors may from time to time remove members from or add members to the Committee, and vacancies on the Committee, howsoever caused, will be filled by the Board of Directors.

4.2. Committee Meetings and Actions. The Committee will hold meetings at such times and places as it may determine. A majority of the members of the Committee constitutes a quorum, and the acts of the majority of the members present at a meeting or a consent in writing signed by all members of the Committee shall be the acts of the Committee and shall be final, binding and conclusive upon all persons, including the Company, its Affiliates, its stockholders, and all persons having any interest in Awards and Performance Awards which may be or have been granted pursuant to the Plan.

4.3 Powers of Committee. Subject to Section 4.4, the Committee has the full and exclusive right to grant and determine terms and conditions of all Awards and Performance Awards granted under the Plan and the form of all Option Agreements, Restricted Stock Agreements, SAR Award Agreements, Restricted Stock Unit Agreements, and Performance Award Agreements and to prescribe, amend and rescind rules and regulations for administration of the Plan. More than one Award or Performance Award may be granted to an eligible person, and more than one type of Award or Performance Award may be granted to an eligible person. In granting Awards and Performance Awards, the Committee will take into consideration the contribution the Holder has made or may make to the success of the Company or its Affiliates and such other factors as the Committee shall determine.

4.4 Delegation of Authority. The Committee may delegate all or any part of its authority under this Plan to the Chief Executive Officer of the Company for purposes of granting and administering awards granted to persons other than persons who are then subject to the reporting requirements of Section 16 Individuals. The Chief Executive Officer of the Company may, in turn, delegate such authority to such other officer of the Company as the Chief Executive Officer may determine. Notwithstanding the foregoing, all Awards and Performance Awards to Section 16 Individuals must be approved in advance of the grant by the Compensation Committee of the Board of Directors and all Awards and Performance Awards to the External Directors must be approved by the Board of Directors.

4.5 Plan Review. The Committee will conduct an annual review of the Plan and determine whether the Plan should be continued and the appropriate level of Awards and Performance Awards for the year, if any.

4.6 Interpretation of Plan. The determination of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, is final, binding and conclusive upon all persons, including the Company, its Affiliates, its stockholders, and all persons having any interest in Awards and Performance Awards granted pursuant to the Plan.

4.7 Indemnification. The Company will indemnify and hold harmless each person who is or has been a member of the Committee or of the Board of Directors against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid in settlement thereof, with the Company’s approval, or paid in satisfaction of a judgment in any such action, suit or proceeding against him, provided such person gives the Company an opportunity, at its own expense, to handle and defend the same before undertaking to handle and defend it on such person’s own behalf. The foregoing right of indemnification is not exclusive of, and is in addition to, any other rights of indemnification to which any person may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

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SECTION 5: STOCK SUBJECT TO THE PLAN

5.1 Number. The aggregate number of shares of Common Stock which may be issued under Awards and Performance Awards granted pursuant to the Plan may not exceed 24,500,000 shares, subject to adjustment in accordance with Section 5.3. The maximum number of shares with respect to which a participant in the Plan may receive Awards and Performance Awards under the Plan in any calendar year is 5,000,000 shares. Shares which may be issued under Awards and Performance Awards may consist, in whole or in part, of authorized but unissued stock or treasury stock of the Company not reserved for any other purpose.

5.2 Unused Stock. If any outstanding Option under the Plan expires or for any other reason ceases to be exercisable, in whole or in part, other than upon exercise of the Option, the shares which were subject to such Option and as to which the Option had not been exercised shall continue to be available under the Plan. Any Restricted Stock or Restricted Stock Unit that is forfeited to the Company pursuant to restrictions contained in this Plan, the Restricted Stock Agreement or the Restricted Stock Unit Agreement will also be counted in determining the number of shares of Common Stock available to be awarded under the Plan. Any shares of Common Stock forfeited under the terms of a Performance Award pursuant to requirements contained in this Plan or the Performance Award Agreement will also be counted in determining the number of shares of Common Stock available to be awarded under the Plan.

5.3 Adjustment for Change in Outstanding Shares. In the event that the Board determines that any dividend or other distribution (whether in the form of cash, shares of Common Stock, securities or other property), recapitalization, reorganization, merger, consolidation, issuance or exchange of shares of Common Stock, other ownership interests or other securities of the Company, issuance of warrants or other rights to purchase shares of Common Stock or other similar corporate transaction or event affects the shares of Common Stock, then the Board will, in such manner as it may deem equitable to prevent dilution or enlargement of any Holder’s rights, adjust any or all of (a) the number of shares of Common Stock, other ownership interests or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, (b) the number of shares of Common Stock, other ownership interests or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards and Performance Awards or the percentage of interests, other ownership interests or other securities of the Company subject to shares of Common Stock, and (c) the exercise price with respect to any Option or SAR or, if deemed appropriate, make provision for a cash payment to the Holder of an outstanding Option in consideration for the cancellation of such Option. No adjustment will be made on account of the issuance of shares of Common Stock with respect to Options.

5.4 Reorganization or Sale of Assets. If the Company is merged or consolidated with another corporation and the Company is not the surviving corporation, or if all or substantially all of the assets of the Company are acquired by another entity, or if the Company is liquidated or reorganized (each of such events being referred to hereinafter as a “Reorganization Event”), the Committee must, unless the transaction also constitutes a Board Change or an Approved Transaction, either (1) make appropriate provision for the protection of any such outstanding Options by the substitution on an equitable basis of appropriate stock of the Company, or of the merged, consolidated or otherwise reorganized corporation, which will be issuable in respect of the Common Stock, or the assumption of the Options by the merged, consolidated or reorganized corporation; provided that no additional benefits shall be conferred upon Holders as a result of such substitution, and provided further that the ratio of the exercise price to the Fair Market Value of the shares subject to the Options immediately after such substitution over the purchase price thereof is not greater than the ratio of the exercise price to Fair Market Value of the shares subject to such Options immediately before such substitution over the purchase price thereof, and no substitution or assumption of an Option causes the Option to constitute a deferral of compensation under Section 409A of the Code or regulation or guidance issued thereunder, or (2) upon written notice to all Holders, which notice must be given not less than 20 days prior to the effective date of the Reorganization Event, provide that all unexercised Options and S-SARs must be exercised within a specified number of days (not less than ten) of the date of such notice or such Options and S-SARs will terminate. In response to a notice provided pursuant

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to clause (2) of the preceding sentence, a Holder may make an irrevocable election to exercise the Holder’s Option contingent upon and effective as of the effective date of the Reorganization Event. The Committee may, in its sole discretion, accelerate the exercise dates of outstanding Options in connection with any Reorganization Event which does not also result in a Board Change.

SECTION 6: ELIGIBILITY

All full-time or part-time employees of the Company and its Subsidiaries are eligible to receive Incentive Stock Options, Nonqualified Stock Options, SARs, Restricted Stock Units, Stock Awards and Performance Awards under the Plan. External Directors are eligible to receive Nonqualified Stock Options, SARs, Restricted Stock Units, Stock Awards and Performance Awards as the Board of Directors may approve, but not Incentive Stock Options, under the Plan. Consultants are eligible to receive Nonqualified Stock Options and SARs, but not Incentive Stock Options, Restricted Stock Units, Stock Awards or Performance Awards, under the Plan. Any Director who is otherwise eligible to participate, who makes an election in writing not to receive any grants under the Plan, is not eligible to receive any such grants during the period set forth in such election.

SECTION 7: GRANT OF OPTIONS

7.1 Grant of Options. The Committee may from time to time in its discretion determine which of the eligible employees, Directors and consultants of the Company or its Subsidiaries should receive Options, the type of Options to be granted (whether Incentive Stock Options or Nonqualified Stock Options), the number of shares subject to such Options, and the dates on which such Options are to be granted.

7.2 Option Agreement. Each Option granted under the Plan must be evidenced by an Option Agreement setting forth the terms upon which the Option is granted. Each Option Agreement must designate the type of Options being granted (whether Incentive Stock Options or Nonqualified Stock Options), and must state the number of shares of Common Stock, as designated by the Committee, to which that Option pertains. An Option Agreement may be written or may be delivered to Holders by electronic means without a manual signature by the Company or the Holder.

7.3 Option Price. The Committee will determine the option price per share of Common Stock under each Option to be stated in the Option Agreement. The option price for Incentive Stock Options granted under the Plan may not be less than 100% of the Fair Market Value (determined as of the day the Option is granted) of the shares subject to the Option. Effective January 1, 2005, the option price for Nonqualified Stock Options granted under the Plan may not be less than 100% of the Fair Market Value (determined as of the day the Option is granted) of the shares subject to the Option.

7.4 Duration of Options. Each Option will be of a duration as specified in the Option Agreement; provided, however, that the term of each Option may not be more than ten years from the date on which the Option is granted and will be subject to early termination as provided in this Plan.

7.5 Additional Limitations on Grant. No employee may be granted Incentive Stock Options to the extent that the aggregate Fair Market Value (determined as of the time each Option is granted) of the Common Stock with respect to which any such Options are exercisable for the first time during a calendar year (under all incentive stock option plans of the Company and its Parent and Subsidiaries) would exceed $100,000. No Incentive Stock Option may be granted to an employee who, at the time the Incentive Stock Option is granted, owns stock (as determined in accordance with Section 424(d) of the Code) representing more than 10% of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary, unless the option price of such Incentive Stock Option is at least 110% of the Fair Market Value (determined as of the day the Incentive Stock Option is granted) of the stock subject to the Incentive Stock Option and the Incentive Stock

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Option by its terms is not exercisable more than five years from the date it is granted. No Incentive Stock Options may be granted under this Plan after June 15, 2010, 10 years after the original effective date of the Plan which was June 16, 2000.

7.6 Other Terms and Conditions. The Option Agreement may contain such other provisions, not inconsistent with the Plan, as the Committee deems appropriate, including, without limitation, provisions that relate the Holder’s ability to exercise an Option conditioned upon the passage of time or the achievement of specific goals established by the Committee or the occurrence of certain events specified by the Committee.

7.7 Holder’s Rights as Stockholders. A Holder of an Option has no rights as a stockholder of the Company with respect to any shares of Common Stock covered by an Option until the date full payment has been made and the shares have been issued.

SECTION 8: EXERCISE OF OPTIONS

8.1 Manner of Exercise. Subject to the limitations and conditions of the Plan or the Option Agreement, an Option will be exercisable, in whole or in part, from time to time, by giving written notice of exercise to the Secretary of the Company or notice through the automated systems provided by a brokerage firm selected by the Company to execute Option exercises specifying the number of shares of Common Stock to be purchased and will be accompanied by (1) payment in full to the Company of the purchase price of the shares to be purchased, (2) payment in full of such amount as the Company determines to be sufficient to satisfy any liability it may have for any withholding of federal, state or local income or other taxes incurred by reason of the exercise of the Option, and (3) an investment representation satisfactory to the Company if requested by the Company. Subsequent to the grant of an Option, the Board, at any time before complete termination of such Option, may accelerate the time or times at which such Option may be exercised in whole or in part (without reducing the term of such Option).

8.2 Payment of Purchase Price. Payment for shares and withholding taxes must be in the form of either (1) cash, (2) a check to the order of the Company, or (3) shares of the Common Stock, properly endorsed to the Company, in an amount the Fair Market Value of which on the date of receipt by the Company equals or exceeds the aggregate option price of the shares with respect to which the Option is being exercised, or (4) in any combination thereof; provided, however, that no payment may be made in shares of Common Stock unless payment in such form and upon such exercise has been approved in advance by the Committee. Upon the exercise of any Option, the Company, in its sole discretion, may make financing available to the Holder for the payment of the purchase price on such terms and conditions as the Committee shall specify. The Company will effect the transfer of the shares purchased under the Option as soon as practicable.

8.3 Death or Total Disability. Notwithstanding any contrary waiting period or installment period in any Option Agreement or in the Plan, and unless the applicable Option Agreement provides otherwise, if a Holder’s employment terminates by reason of death or Total Disability, each outstanding Option granted under the Plan will immediately become vested and exercisable in full. The Options may be exercised at any time during a period of one year following such termination by the Holder’s personal representative or the persons who have acquired such options by bequest or inheritance (but not later than the scheduled expiration of such Option).

8.4 Other Terminations. If a Holder’s employment terminates prior to the complete exercise of an Option, then such Option will thereafter be exercisable in accordance with the provisions of the applicable Option Agreement (including the provisions of any other agreement referred to in the Option Agreement); provided, however, that (a) no Option may be exercised after the scheduled expiration date of such Option; (b) if the Holder’s employment terminates for reasons other than for Cause, death or Total Disability, Incentive Stock Options may be exercised for a period of no more than three months after the date of such termination; (c) Nonqualified Stock Options granted to Directors and senior management employees may be exercised for a period of up to twelve months after the date of such termination if the Holder’s employment terminates for

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reasons other than for Cause, if so provided in the Option Agreement; and (d) if a Holder’s employment with the Company or any of its Subsidiaries is terminated for Cause by the Company or such Subsidiary prior to the exercise of any Option, then all Options held by such Holder and any permitted transferee will immediately terminate.

8.5 Extension of Option Termination Date. The Committee, in its sole discretion, may extend the termination date of an Option granted under the Plan without regard to the preceding provisions of this Section 8. In such event, the termination date shall be a date selected by the Committee in its sole discretion, but not later than the latest expiration date of the Option permitted pursuant to Section 7.4. Such extension may be made in the Option Agreement as originally executed or by amendment to the Option Agreement, either prior to or following termination of a Holder’s employment. The Committee shall have no power to extend the termination date of an Incentive Stock Option beyond the periods provided in the Option Agreement prior to the termination of the Holder’s employment or without the approval of the Holder, which may be granted or withheld in the Holder’s sole discretion.

8.6 Non-transferability. Options granted pursuant to the Plan are not transferable by the Holder other than by will or the laws of descent and distribution and are exercisable during the Holder’s lifetime only by the Holder (or his or her court appointed legal representative). Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option contrary to the provisions hereof, or upon the levy of any attachment or similar process upon the Option, the Option will immediately become null and void. With the approval of the Committee, the Option Agreements governing particular Option grants may provide that Options are transferable without payment of consideration to family members or trusts, partnerships or similar entities for family members of the Holders upon such terms and conditions specified in the Option Agreement.

SECTION 9: GRANT OF STOCK AWARDS

9.1 Grant of Stock Awards. The Committee may from time to time in its discretion determine whether to grant Stock Awards and which of the eligible employees of the Company or its Subsidiaries (including employees who are also Directors) should receive Stock Awards, the number of shares subject to such Stock Awards, whether the Stock Awards should be restricted or unrestricted and the dates on which such Stock Awards are to be granted. The Board of Directors may determine to grant Stock Awards to the External Directors. Restricted Stock Awards will be subject to such terms, conditions, restrictions, and/or limitations, if any, as the Committee deems appropriate including, without limitation, restrictions on transferability and continued employment of the Holder and will vest upon satisfaction of the conditions or restrictions as provided in the Restricted Stock Agreement. The Committee will also determine the performance conditions or other conditions, if any, that must be satisfied before all or part of the applicable restrictions lapse. The Committee may modify or accelerate the delivery of a Stock Award under such circumstances as it deems appropriate.

9.2 Restricted Stock Agreement. Each Restricted Stock Award will be evidenced by a written Restricted Stock Agreement setting forth the terms upon which the Restricted Stock Award is granted, the number of shares of Common Stock to which that Restricted Stock Award pertains and the price, if any, to be paid by the Holder for the Restricted Stock.

9.3 Issuance of Restricted Stock. The right to receive Restricted Stock is conditioned upon the Holder’s delivery of (1) payment in full to the Company of the purchase price, if any, of the Restricted Stock, (2) an investment representation satisfactory to the Company if requested by the Company, and (3) a Stock Restriction Agreement meeting the requirements of Section 9.2 if requested by the Company. A Restricted Stock Award may be evidenced by the issuance of a stock certificate or certificates representing the Restricted Stock or by book entry registration. If certificates are issued, such certificates will remain in the custody of the Company during the Restriction Period and the Holder must deposit with the Company stock powers or other instruments of assignment, each endorsed in blank, so as to permit retransfer to the Company of all or a portion of the Restricted Stock that is forfeited or otherwise does not become vested in accordance with the Plan and the applicable Restricted Stock Agreement.

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9.4 Forfeiture of Restricted Stock. If the Holder fails to satisfy any applicable restrictions, terms and conditions set forth in this Plan or in the Restricted Stock Agreement for any reason other than the death or Total Disability of the Holder, any Restricted Stock held by such Holder and affected by such conditions will be forfeited to the Company in return for the consideration specified in the Restricted Stock Agreement. The Company and its officers are authorized to reflect such forfeiture of Restricted Stock on the Company’s stock ledger.

9.5 Restrictions. Restricted Stock constitutes issued and outstanding shares of Common Stock for all corporate purposes. The Holder will have the right to vote such Restricted Stock, to receive and retain all regular cash dividends and such other distributions, as the Board of Directors may, in its discretion, designate, pay or distribute on such Restricted Stock, and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to such Restricted Stock, except as set forth in this Section 9. The Holder is not entitled to delivery of the stock certificate or certificates representing such Restricted Stock until the Restriction Period has expired and all other vesting requirements with respect thereto have been fulfilled or waived.

9.6 Prohibition on Transfer. Restricted Stock granted pursuant to the Plan is not transferable by the Holder until all restrictions on such Restricted Stock have lapsed, except by will or the laws of descent in the event of the Holder’s death. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Restricted Stock, contrary to the provisions hereof, and levy of any attachment or similar process upon the Restricted Stock, will be null and void. The Company will not recognize or give effect to such transfer on its books and records or recognize the person or persons to whom such purported transfer has been made as the legal or beneficial owner of the Restricted Stock.

9.7 Legend. Certificates representing shares of Restricted Stock will bear the following legend, in addition to such other legends as counsel to the Company may deem appropriate:

NOTICE OF RESTRICTIONS ON TRANSFER

THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF THE COMPANY’S 2000 EMPLOYEE STOCK PLAN AND A RESTRICTED STOCK AGREEMENT, WHEREBY THE TRANSFER IN ANY MANNER OF SUCH SHARES OF STOCK OR ANY INTEREST THEREIN IS RESTRICTED AND THE SHARES OF STOCK ARE SUBJECT TO FORFEITURE. A COPY OF SAID PLAN AND SAID AGREEMENT IS ON FILE AT THE REGISTERED OFFICE OF THE COMPANY WHERE THEY MAY BE INSPECTED.

To the extent that restrictions on the Restricted Stock have lapsed, certificates bearing the legend provided for herein may be submitted to the Company, and the Company will reissue such certificates free of such legend.

9.8 Termination of Employment. In the event that a Holder terminates employment with the Company for any reason other than the death or Total Disability of the Holder, any Restricted Stock held by such Holder as of the date of such termination of employment will be forfeited to the Company as set forth in Section 9.4. If the Holder’s employment terminates by reason of death or Total Disability, the Restriction Period with respect to Restricted Stock will be deemed to have lapsed as of the termination date and the Holder or the Holder’s heirs will be entitled to obtain share certificates free of the restrictive legend as provided in Section 9.7.

SECTION 10: STOCK APPRECIATION RIGHTS

10.1 Stock Appreciation Rights in General. The Committee may grant SARs that are settled in cash under the Plan (“C-SARs”), or SARs that are settled in shares of Common Stock (“S-SARs”). SARs will have an exercise price not less than the Fair Market Value of the Common Stock on the date of grant and a term not longer than 10 years. The specific terms and vesting provisions of any SAR will be determined by the Committee at the time of grant and specified in a SAR Award Agreement. The Committee may, by way of the SAR Award Agreement or otherwise, determine such other terms, conditions (including performance conditions), restrictions, and/or limitations, if any, of any SAR Award, provided they are not inconsistent with the Plan.

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10.2 S-SARs. To the extent vested in an S-SAR Award, a Holder shall be permitted to exercise an S-SAR at any time prior to the date the S-SAR expires. Except as set forth in Section 5.4, the effective date of exercise of a SAR is the date on which the Company receives notice from the Holder of the exercise thereof. Upon exercise of any portion of a S-SAR, the Company will issue to the Holder the number of whole shares of Common Stock determined by dividing (i) the total number of S-SARs that are being exercised, multiplied by the difference in fair market value of one share of Common Stock on the grant date of the S-SAR and the Fair Market Value on the exercise date by (ii) the Fair Market Value on the exercise date of one share of Common Stock. Such issuance will terminate the S-SAR with respect to those shares. Following redemption of S-SARs granted under a SAR Award Agreement, the SAR Award Agreement shall terminate.

10.3 C-SARs. Upon vesting in any portion of a C-SAR, the Company shall make a cash payment to the Holder in an amount equal to the total number of C-SARs that have vested, multiplied by the difference in fair market value of one share of Common Stock on the grant date of the C-SAR and the Fair Market Value on the vesting date, less any withholdings.

10.4 Restriction on Transfer of SARs. SARs granted pursuant to the Plan are not transferable by the Holder other than by will or the laws of descent and distribution and are exercisable during the Holder’s lifetime only by the Holder (or his or her court appointed legal representative). Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option contrary to the provisions hereof, or upon the levy of any attachment or similar process upon the SAR, the SAR will immediately become null and void.

10.5 Death or Total Disability. Notwithstanding any contrary waiting period or installment period in any SAR Award Agreement or in the Plan, and unless the applicable SAR Award Agreement provides otherwise, if a Holder’s employment terminates by reason of death or Total Disability, each outstanding SAR granted under the Plan will immediately become vested and payable in full.

10.6 Other Terminations. If a Holder’s employment terminates prior to the complete vesting of a SAR Award, then such SAR Award will immediately terminate. The Committee shall have no power to extend the termination date of a SAR Award beyond the periods provided in the SAR Award Agreement.

10.7 Holder’s Rights as Stockholders. A Holder of a SAR has no rights as a stockholder of the Company with respect to any shares of Common Stock until the date shares have been issued.

SECTION 11: RESTRICTED STOCK UNITS

11.1 Grant of Restricted Stock Units. Any employee, Director or consultant of the Company may be granted one or more Restricted Stock Units. Restricted Stock Units shall be granted as of the date specified in the Restricted Stock Unit Agreement. Restricted Stock Units granted may be 100% vested on the date the Award is granted, or they may be subject to a vesting schedule that is conditioned on continued service of the Grantee or other vesting criteria, including satisfaction of stated performance goals, that the Committee may determine.

11.2 Restricted Stock Unit Agreements. Each Award granted under the Plan shall be evidenced by a Restricted Stock Unit Agreement issued by the Company in the name of the individual to whom the Award is granted and in such form as may be approved by the Committee. The Restricted Stock Unit Agreement shall incorporate and conform to the conditions in the Plan as well as any other terms and conditions that are not inconsistent as the Committee may consider appropriate. A Restricted Stock Unit Agreement may be written or may be delivered to Holders by electronic means without a manual signature by the Company or the Holder.

(a) Number and Vesting of Restricted Stock Units. Each Restricted Stock Unit Agreement shall state that it covers a specified number of Restricted Stock Units and the vesting schedule applicable to the Award, as determined by the Committee. The Committee, Board of Directors, and the Company shall not have any

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right to accelerate vesting of any Restricted Stock Unit. Upon the death of the Holder, the Holder’s Restricted Stock Units shall be 100% vested. Upon the Total Disability of the Holder, the Holder’s Restricted Stock Units shall be 100% vested. Upon any termination of employment other than for death or Total Disability, the Holder’s nonvested Restricted Stock Units shall be forfeited.

(b) Automatic Redemption Upon Vesting. Upon vesting in any portion of an Award, the Company shall automatically redeem all vested Restricted Stock Units held by the Holder and terminate the Restricted Stock Unit Agreement with respect to those shares. Following redemption of all Restricted Stock Units granted under a Restricted Stock Unit Agreement, the Restricted Stock Unit Agreement shall terminate.

(c) Issuance of Shares. Unless the Restricted Stock Unit Agreement specifically provides otherwise, the Company (or the Affiliated Company utilizing the services of the Holder) shall settle each Restricted Stock Unit on the date the Holder vests in such Restricted Stock Unit by issuing to the Holder as soon as practicable after the vesting date the number of whole shares of Common Stock equal to the number of vested Restricted Stock Units.

(d) Cancellation of Restricted Stock Units Redeemed. Upon redemption of a Restricted Stock Unit, the Holder no longer has any rights to any increase in value of the Restricted Stock Unit, and the Holder’s Restricted Stock Units which were redeemed are canceled.

(e) Cancellation of Restricted Stock Unit Agreement. The Committee may cancel a Restricted Stock Unit Agreement at any time upon written notice of cancellation to the Holder. Upon cancellation of a Restricted Stock Unit Agreement, the Holder shall not have any rights under the Restricted Stock Unit Agreement. As a precondition to such cancellation, the Company shall replace cancelled Restricted Stock Units with instruments of approximately equal value as of the date of cancellation. “Equal value” shall be determined by the Committee in its sole discretion. Neither the Company nor the Committee shall have any liability to the Holder with respect to any adverse tax implications of such cancellation and substitution.

11.3. Non-Transferability. No Restricted Stock Unit shall be assignable or transferable during the lifetime of the Holder, either voluntarily or involuntarily, or subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy.

11.4. No Equity Holder Privileges. No Holder of Restricted Stock Units shall have any privileges as an equity holder with respect to any Restricted Stock Units or the right to receive any dividends or other distributions that are payable to holders of Common Stock.

SECTION 12: ISSUANCE OF SHARES

As soon as practicable after (i) a Holder has given the Company written notice of exercise of an Option and has otherwise met the requirements of Section 8, (ii) a Grantee has satisfied any applicable restrictions, terms and conditions set forth in this Plan or in the Restricted Stock Agreement with respect to a Restricted Stock Award as set forth in Section 9.2, (iii) the Holder has vested in any Restricted Stock Unit that is payable in Common Stock, (iv) the Holder has exercised any S-SAR, or (v) the Holder has vested in any Performance Award that provides for the issuance of unrestricted shares upon vesting, the Company will establish an account with a brokerage firm reflecting the number of shares of Common Stock to be transferred to the individual. With the Holder’s or written election, the Company will cause a certificate or certificates registered in the Holder’s or name to be delivered to the Grantee or Holder for a reasonable fee as determined under the terms of the Company’s administrative contract with the brokerage firm. The Company is not required to issue fractional shares, and in lieu thereof, the Company may pay an amount in cash equal to the Fair Market Value of such fractional shares on the date of exercise. If the issuance or transfer of shares by the Company would for any reason, in the opinion of counsel for the Company, violate any applicable federal or state laws or regulations, the Company may delay issuance or transfer of such shares until compliance with such laws can reasonably be obtained. The Company is not obligated to effect or obtain any listing, registration, qualification, consent or approval under any applicable federal or state laws or regulations or any contract or agreement to which the Company is a party with respect to the issuance of any such shares.

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SECTION 13: TERM AND AMENDMENTS

13.1 Term. No Awards of Incentive Stock Options may be made under the Plan after June 15, 2010. The Board may at any time terminate the Plan, and the Board may at any time modify or amend the Plan in such respects as it shall deem advisable. The Company will at all times maintain a current copy of the Plan on its intranet site, which will be updated to include amendments and will upon request of a Holder provide a hard copy of the most current version. No further notice of Plan modifications is required.

13.2 Modification. Unless the stockholders of the Company have given their approval, no modification of the Plan may be made which under applicable stock exchange or tax rules require stockholder approval. No termination, modification or amendment of the Plan may, without the consent of the person to whom any Award has been granted (or a permitted transferee of such person if the Award, or any part thereof, has been transferred as permitted by the Plan), adversely affect the rights of such person with respect to such Award or Performance Award. No modification, extension, cancellation, renewal or other change in any Award or Performance Award granted under the Plan may be made after the grant of such Award or Performance Award, unless consistent with the provisions of the Plan. With the consent of the Holder (or a permitted transferee of such Holder if the award, or any part thereof, has been transferred as permitted by the Plan), the Board may, agree to cancel any Option held by such holder and subsequently replace that Option with a new Option for the same or a lesser number of shares as the cancelled Option that has an exercise price equal to the Fair Market Value of the Common Stock on the date it is granted or with a grant of Restricted Stock or Restricted Stock Units: provided that the Award so substituted satisfies all of the requirements of the Plan as of the date such new Award is made. The Committee will not issue a new Option or Restricted Stock or Restricted Stock Units if the issuance of a new Award under such circumstance would constitute a deferral or compensation subject to the requirements of Section 409A of the code.

SECTION 14: PERFORMANCE-BASED AWARDS

14.1 Performance-Based Awards. The Company intends that performance-based Awards to certain employees will satisfy the performance-based compensation requirements of Code § 162(m) so that the Company may deduct any compensation paid under the Plan for federal income tax purposes without limitation under Code § 162(m). If any provision of this Plan or any Performance Award Agreement would otherwise frustrate or conflict with such intent, that provision, to the extent possible, shall be interpreted and deemed amended so as to avoid such conflict.

14.2 Grants of Performance-Based Awards. The Committee may grant Performance Awards that grant a specific number of Options, SARs, shares of Restricted Stock, or Restricted Stock Units that vest in whole or in part upon satisfaction of specified performance goals. The Committee may also grant Performance Awards that require the Committee to grant a specific number of shares of Common Stock, Options, S-SARs, shares of Restricted Stock, or Restricted Stock Units upon satisfaction of specified performance goals. The Committee shall, in its sole discretion, determine the type of Performance Awards to be made, the time at which Performance Awards are to be made and the time at which the Performance Awards vest or shares are granted under Performance Awards, actual performance against targets for purposes of Performance Award vesting or granting of Awards, specific weighing of the components of Performance Award vesting or grants, and establish such other terms under the Plan as the Committee may deem necessary or desirable and consistent with the terms of the Plan. The Committee shall have the full and exclusive right to grant and determine terms and conditions of all Performance Awards granted under the Plan. The performance goal or goals for a Performance Award shall be established in writing at the time the Performance Award is granted. The Committee shall have no power to increase a Performance Award that has been granted, but shall have the power to decrease a Performance Award.

14.3 Award Agreements. Performance Award Agreements which are intended to comply with Code § 162(m) shall specify the target number of shares or units for the Holder. The maximum vesting for a

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Performance Award shall be 100% of the Award. No Performance Award shall entitle the Holder to receive more than 5,000,000 shares or units in any calendar year. Performance Awards to all Holders for any calendar year shall not exceed 10,000,000 shares and units.

14.4 Pre-established Performance Goals. The performance criteria for any Performance Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Performance Award is granted. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Performance Award: (a) cash flow, (b) earnings per share, (c) earnings before interest, taxes and amortization, (d) return on equity, (e) total stockholder return, (f) share price performance, (g) return on capital, (h) return on assets or net assets, (i) revenue, (j) income or net income, (k) operating income or net operating income, (l) operating profit or net operating profit, (m) operating margin or profit margin, (n) return on operating revenue, (o) return on invested capital, (p) product release schedules, and (q) new product innovation. The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occur during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary non-recurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Securities Exchange Act filings.

14.5 Committee Certification. Notwithstanding satisfaction of any Qualifying Performance Criteria, the number of Shares, Stock Options, SARs, or Restricted Stock Units under a Performance Award to be granted or vested on account of satisfaction of such Qualifying Performance Criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine. The Holder shall not be entitled to vest in or be granted any portion of a Performance Award until the Committee certifies in writing that the Holder has met his or her specific performance goals and determines the portion of the Performance Award which is to be vested or granted.

SECTION 15: MISCELLANEOUS

15.1 Government and Other Regulations. The obligation of the Company with respect to Awards shall be subject to all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, the effectiveness of any registration statement required under the Securities Act of 1933, and the rules and regulations of any applicable securities exchange.

15.2 Withholding. The Company’s obligation to deliver shares of Class A Common Stock in respect of any Award or Performance Award under the Plan shall be subject to applicable Federal, state and local tax withholding requirements and the Company has no obligation to deliver shares of Stock in settlement of any Award or Performance Award until the Holder has satisfied the tax withholding obligations or other withholding requirements which are applicable to the Holder. Federal, state and local withholding taxes paid upon the exercise of any Option may be paid in shares of Class A Common Stock upon such terms and conditions as the Board shall determine; provided, however, that the Board in its sole discretion may disapprove such payment and require that such taxes be paid in cash.

15.3 Acceleration of Vesting. Unless the applicable Option Agreement, Restricted Stock Agreement, Restricted Stock Unit Agreement provides otherwise, notwithstanding any contrary waiting period, condition or

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installment period in any such agreement or in the Plan, in the event of any Approved Transaction or Board Change each outstanding Option granted under the Plan will immediately become exercisable in full in respect of the aggregate number of shares of Common Stock subject to such Options, each outstanding share of Restricted Stock will vest and any restrictions or conditions will terminate and each Restricted Stock Unit and Performance Share will vest and the shares issuable in accordance with the terms thereof become immediately issuable.

15.4 Separability. If any of the terms or provisions of this Plan conflict with the requirements of applicable law or applicable rules and regulations thereunder, including the applicable requirements, if any, of Section 162(m) of the Code or Rule 16b-3 under the Exchange Act, then such terms or provisions shall be deemed inoperative to the extent necessary to avoid the conflict with applicable law, or applicable rules and regulations, without invalidating the remaining provisions hereof.

15.5 Non-Exclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the Board of Directors of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options and the awarding of stock and cash otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

15.6 Beneficiaries. Each Holder may designate any person(s) or legal entity(ies), including his or her estate, as his or her beneficiary under the Plan. Such designation shall be made in writing on a form filed with the Secretary of the Company or his or her designee and may be revoked or changed by such Holder at any time by filing written notice of such revocation or change with the Secretary of the Company or his or her designee. If no person is designated by a Holder as his or her beneficiary or if no person designated as a beneficiary survives such Holder, the Holder’s beneficiary will be his or her estate.

15.7. Leaves. The Committee shall determine, in its sole discretion, whether any given leave of absence or change of employment constitutes a termination of employment.

15.8 No Employment Rights. Nothing contained in this Plan or in any Award or Performance Award granted under the Plan confers upon any Holder any right with respect to the continuation of such person’s employment by the Company or any Subsidiary or interferes in any way with the right of the Company or any Subsidiary, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of such person from the rate in existence at the time of the grant of the Award or Performance Award.

15.9 Governing Law. This Plan and all Awards and Performance Awards granted under this Plan, will be construed and will take effect in accordance with the laws of the State of Colorado, without regard to the conflicts of laws rules of such State.

15.10 Right of Offset. The Company has the right to reduce any payment due under the Plan by any amounts owed by the Holder to the Company.

IN WITNESS WHEREOF, the duly authorized representative of the Company has executed this Plan.

TIME WARNER TELECOM INC.

Plan Sponsor

By:    /s/ Julie Rich

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TIME WARNER TELECOM INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, June 16, 2005

9:00 a.m. MDT

Denver Marriott South

10345 Park Meadows Drive

Littleton, Colorado 80124

10475 Park Meadows Drive, Littleton, Colorado 80124

proxy

The Board of Directors solicits this proxy for use at the Annual Meeting on Thursday, June 16, 2005.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, and 3.

By signing the proxy, you revoke all prior proxies and appoint Paul Jones and Mark Peters, and each of them, with full power of substitution, to vote all your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

(to be signed and dated on the other side)

See reverse for voting instructions.

VOTING INSTRUCTIONS

Mark, sign, and date your proxy card and return it in the postage-paid envelope provided so that it is received by June 13, 2005.

Thank you for voting.

òPlease detach hereò

The Board of Directors Recommends a Vote FOR Items 1, 2, and 3.

1.	Election of directors:
	01 Larissa L. Herda	04 Robert D. Marcus	07 Theodore H. Schell	☐	Vote FOR	☐	Vote WITHHELD
	02 Richard J. Davies	05 Olaf Olafsson	08 Howard L. Schrott		all nominees		from all nominees
	03 Spencer B. Hays	06 George S. Sacerdote	09 Roscoe C. Young, II		(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approval of the Amended 2000 Employee Stock Plan	☐ For	☐ Against	☐ Abstain

3.	Ratification of appointment of Ernst & Young LLP to serve as Company’s independent registered public accounting firm for 2005	☐ For	☐ Against	☐ Abstain

4.	In their discretion, to vote upon other matters properly coming before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THE PROXY WILL BE VOTED “FOR” ITEMS 1, 2, AND 3.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s)

appears on Proxy. If held in joint tenancy,

all persons should sign. Trustees,

administrators, etc., should include title

and authority. Corporations should

provide full name of corporation and title of authorized officer signing the proxy.